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LENNAR

# 2020

# Notice of Annual Meeting & **Proxy Statement**

Tuesday, April 7, 2020

Building a Sustainable Lennar

At Lennar, sustainability is about configuring our business to remain financially excellent, while employing new technologies to modernize our business practices, and adopting evermore social and environmental practices to fulfill the highest aspirations of our constituents. With a foundation of solid governance principles that ensure integrity and accountability, we have created an environmentally conscious homebuilding strategy, that focuses on inclusion and diversity, and engages and supports the communities where we do business.

We are one of the largest homebuilders in the United States and we build homes to last, meeting the lifestyle preferences of our customers. We include as standard in our new homes sustainable and energy efficient features, making them healthier and easier to live in than prior generations of homes. We are constantly focused on improving the future of home ownership and rental, whether through our captive solar program, the largest of any homebuilder, our strides to improve water and air quality, or our strategic investments in companies that develop energy and resource saving products. We incorporate these innovative products in new homes, and help our partners bring them to market faster. By focusing broadly, we can create healthy homes and family experiences, alongside a strong bottom line, while appealing to both customers and investors who expect and demand a broader social responsibility. We are truly driving the greatest shareholder value and building a “Sustainable” Lennar.

Stockholders

We are focused on creating long-term value for our stockholders through a commitment to corporate ethics, risk management, careful execution of our strategies, and investments in initiatives that are redefining the future of both Lennar and our industry.

While we are intensely focused on our core homebuilding business, we believe our technology investments represent a significant opportunity to create efficiencies in our internal operations and to reduce our costs.

Homebuyers

We are bringing the dream of homeownership to our homebuyers.

We use our size to maximize our purchasing power so we can provide our homeowners with luxury features as standard items through our Everything’s Included® approach. We also provide Wi-Fi CERTIFIEDTM Home Designs with green building features that reduce energy consumption and costs.

Our investments in technology provide our homeowners with enhanced experiences, including our digitized financing process that allows homeowners to finance their homes with less paper, in less time, and with more transparency.

Environment

Our purchasing power enables us to include green features in our homes. Each new home we build is healthier and more energy efficient, and has less impact on the environment, than prior generations of homes as a result of features like:

•  Solar power that generates clean energy at no upfront cost to the homeowner.

–  8,508 solar power home deliveries in fiscal 2019, 91% of which were on Lennar homes

–  35,000+ solar power home deliveries since inception in 2013

•  Low-VOC paint that reduces pollution

•  WaterSense® faucets that reduce water flow without sacrificing performance

•  Low-E windows that reduce infrared and ultraviolet light coming into the home

•  Energy Star® appliances that reduce energy consumption

We are embracing green practices as we move toward a more environmentally and economically sustainable future.

Community

Giving back to the communities in which we operate, with both our time and financial support, is one of our core values.

THE LENNAR FOUNDATION

The Lennar Foundation, created 30 years ago, receives 1% of Lennar’s after-tax income each year. The Foundation’s focus is helping people through medical research, education, jobs training, and support for vulnerable groups.

Below are recent examples of The Lennar Foundation’s giving and support:

•  Helped build state-of-the-art outpatient hospital, “The Lennar Foundation Medical Center,” at the University of Miami

•  Supported cancer research at The City of Hope in Los Angeles and the Sylvester Comprehensive Cancer Center in Miami

•  Contributed to immediate emergency assistance for people affected by:

–  Hurricanes Katrina and Dorian

–  Earthquake in Haiti

–  Fires in Northern California

•  Established new college scholarship program for underserved students

•  Created jobs training program in Miami, and expanded the program to Tampa, Las Vegas, Portland, and Denver

FOCUSED ACTS OF CARING

Annually, each of Lennar’s divisions chooses a charitable organization to help by donating time and financial support.

DOLPHINS CANCER CHALLENGE

Lennar associates from across the country participate in a bike, run, and walk event. Funds raised from these efforts support the Sylvester Comprehensive Cancer Center in Miami.

Associates

We believe that everyone can succeed, no matter where you start or the path you have taken. Our associates are our most valuable asset, and we are committed to building an inclusive and diverse workforce that supports each associate’s unique journey.

TALENT

Our success starts and ends with having the best talent. We are focused on attracting, developing, engaging and retaining our associates. For example, our university talent program brings diverse new college graduates and summer interns into Lennar to grow our talent pipeline.

WELL-BEING

We understand the importance of balance, and offer associates a competitive and comprehensive benefits package, including paid parental leave and resources for whole-self well-being (physical, social, and financial).

CULTURE

We believe having an inclusive work environment, where everyone has a sense of belonging, not only drives engagement but fosters innovation, which is critical to driving growth. Our “Everyone’s Included” mantra anchors our unique culture.

SAFETY

Safe work environments, through worker safety and regulatory compliance, are a priority for us. Our worker safety metrics are measured and reviewed by our Board of Directors so we can ensure that we are successfully managing and improving our safety program.

Trade Partners

We are focused on being the builder of choice for our trade partners. Our size and scale, combined with our even-flow production and Everything’s Included® platform, allow us to provide predictable, consistent work for our trade partners.

Corporate Governance

Our Board is built on a foundation of strong governance practices that promote integrity and accountability, and this guides our conduct and commitment to doing the right thing for the right reason.

Our governance practices include:

•  Majority independent directors

•  Strong independent Lead Director

•  Annual election of directors

•  Stock ownership guidelines

•  Active stockholder engagement

•  Board oversight of risk management and cybersecurity protection

•  Executive compensation that is aligned with stockholder interests

•  Strong corporate controls

We can only be an engine of social good if we are ultimately successful in our business. We believe that our ability to serve each of our stakeholders plays a vital role in our success.

ANNUAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance to ensure they are counted.	When: Tuesday, April 7, 2020 11:00 AM Eastern Time	Where: Lennar Corporate Office 700 Northwest 107th Avenue Miami, Florida 33172
HOW YOU CAN VOTE

Meeting Agenda

Dear Stockholder:

You are cordially invited to attend Lennar Corporation’s 2020 Annual Meeting of Stockholders. At the meeting, you will be asked to consider the following proposals:

Proposal 1:

Elect twelve directors to serve until the 2021 Annual Meeting of Stockholders.

Proposal 2:

Approve, on an advisory basis, the compensation of our named executive officers.

Proposal 3:

Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2020.

We will also transact any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record as of the close of business on February 10, 2020, may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. Even if you plan to attend the meeting, please vote in advance. You can still vote your shares in person if you are present.

I look forward to seeing you on April 7, 2020.

Sincerely,

Mark Sustana

Vice President, General Counsel and Secretary

February 26, 2020

Internet* www.proxyvote.com
Phone* 1-800-690-6903
Mail Complete, sign and date your proxy/voting instruction card and mail it in the postage-paid return envelope.
In Person If you attend the Annual Meeting, you can cast your vote there.

*  Detailed instructions for Internet and telephone voting are set forth on the Notice Regarding the Availability of Proxy Materials, which also contains instructions on how to access our proxy statement and annual report online.

We mailed a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about February 26, 2020.

Lennar’s proxy statement and annual report are available online at www.proxyvote.com.

This summary does not contain all the information stockholders should consider, and we encourage stockholders to read the entire proxy statement carefully.

Annual Meeting of Stockholders

When: Tuesday, April 7, 2020 11:00 AM Eastern Time	Where: Lennar Corporate Office 700 Northwest 107th Avenue Miami, Florida 33172

Voting Matters

		For more information	Board’s recommendation

Proposal 1	To elect twelve directors to serve until the 2021 Annual Meeting of Stockholders.	Page 1	FOR all nominees

Proposal 2	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “say on pay.”	Page 17	FOR

Proposal 3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2020.	Page 36	FOR

We will also transact any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

What’s new?

•

We redesigned our proxy statement to help you better understand our Board, governance and compensation practices. We hope you will find the new format and our continued dedication to transparency helpful.

•	We updated our executive compensation program by adding relative total stockholder return as one of four performance metrics for the performance-based equity awards.

•	We added a discussion of our approach to sustainability.

i  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Proxy Summary

Director Nominees

The following table introduces our director nominees, all of whom currently serve on our Board of Directors (“Board”).

				Current Committee Memberships

Director Nominee	Independent	Director Since	Audit	Compensation	Nominating & Corporate Governance	Executive	Independent Directors Transactions

Rick Beckwitt		2018

Irving Bolotin	⬛	1974	⬛		⬛

Steven L. Gerard	⬛	2000	⬛*	⬛			⬛

Theron (Tig) Gilliam	⬛	2010	⬛*	⬛			⬛

Sherrill W. Hudson	⬛	2008	⬛*	⬛

Jonathan M. Jaffe (1)		2018

Sidney Lapidus (2)	⬛	1997				⬛	⬛

Teri P. McClure	⬛	2013		⬛	⬛

Stuart Miller (3)		1990				⬛

Armando Olivera	⬛	2015	⬛*		⬛

Jeffrey Sonnenfeld	⬛	2005			⬛

Scott Stowell	⬛	2018

Meetings in fiscal 2019			11	5	3	0	0

⬛ Chairperson

*	Audit committee financial expert

(1)	Mr. Jaffe also was a director from 1997-2004

(2)	Lead Director since 2005

(3)	Executive Chairman since 2018

LENNAR CORPORATION  2020 PROXY STATEMENT  |  ii

Proxy Summary

Experience and Expertise

The following chart reflects the experience and expertise of our twelve nominees for our Board.

SKILLS & QUALIFICATIONS OF 12 DIRECTOR NOMINEES

Corporate Governance Practices

Independence

•	All non-management directors are independent

•	Independent directors meet regularly in executive session

•	All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent

Accountability

•	Annual election of all directors and majority voting in uncontested elections

•	Annual stockholder advisory vote to approve named executive officer (“NEO”) compensation

•	Compensation clawback policy

•	Annual board and committee evaluations

Board Practices

•	Corporate Governance Guidelines that are publicly available and reviewed annually

•	Balanced and diverse Board composition

•	Regular review of cybersecurity and other significant risks

Ethical Practices

•	Code of Business Ethics and Conduct that is applicable to all our directors, officers, and associates

•	Ethics hotline available to all associates as well as third parties

•	Audit Committee responsible for reviewing complaints regarding financial, accounting, auditing, code of conduct, or related matters

Alignment with Stockholder Interests

•	Pay-for-performance executive compensation program

•	Robust stock ownership guidelines for directors and executive officers

•	Prohibition against director and officer hedging of Lennar stock

•	Prohibition against director and executive officer pledging of Lennar stock used to satisfy stock ownership guidelines

iii  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Proxy Summary

Stockholder Engagement

We regularly engage with our stockholders about our business and operations. During fiscal 2019, we spoke with stockholders representing approximately 2/3 of our outstanding shares about issues of importance to them, including our executive compensation practices and our corporate governance policies. Additional details regarding our stockholder engagement is in the Corporate Governance section, which begins on page 8.	During fiscal 2019, we spoke with stockholders representing approximately 2/3 of our outstanding shares.

Performance Highlights

During fiscal 2019, we achieved strong financial and operational performance, including:

REVENUE	PRETAX INCOME	HOME DELIVERIES	NEW HOME ORDERS
$22.3B ▲ 8%	$2.4B ▲ 8%	51,491 ▲ 13%	51,439 ▲ 12%

Compensation Practices

We employ a number of practices that reflect our pay-for-performance compensation philosophy and related approach to executive compensation.

What we do	What we don’t do

•  Directly link pay to performance and stockholder returns

•  Maintain a compensation clawback policy

•  Maintain robust stock ownership guidelines for executive officers and our directors

•  Require a “double-trigger” for change in control severance benefits

•  Retain an independent compensation consultant

•  No hedging by executives

•  No excise tax “gross-up” payments

•  No supplemental company-paid retirement benefits designed for executive officers

•  No employment contracts with our NEOs

•  No excessive severance or change in control benefits

LENNAR CORPORATION  2020 PROXY STATEMENT  |  iv

Proxy Summary

Compensation Highlights

Our executive compensation programs are designed to reward both short-term and long-term growth in the revenues and profitability of our business, as well as total stockholder return. As shown below, the vast majority of fiscal 2019 compensation for our named executive officers was tied directly to Lennar’s financial performance or was equity-based.

2019 COMPENSATION PAY MIX

Consistent with our compensation objectives, our named executive officers received the following total direct compensation (base salary, annual cash incentive awards, and equity awards) in fiscal 2019:

2019 NEO COMPENSATION SUMMARY

Name	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)

Stuart Miller	1,000,000	12,131,959	7,737,307	20,869,266
Executive Chairman

Rick Beckwitt	800,000	10,772,927	6,677,402	18,250,329
Chief Executive Officer

Jonathan M. Jaffe	800,000	9,459,992	5,829,478	16,089,470
President

Diane Bessette	750,000	1,499,980	1,500,000	3,749,980
Vice President, Chief Financial Officer and Treasurer

Jeff McCall	750,000	1,249,959	1,500,000	3,499,959
Executive Vice President

v  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Directors are elected at each annual meeting of stockholders for a term expiring at the next annual meeting. Upon the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated Mr. Rick Beckwitt, Mr. Irving Bolotin, Mr. Steven L. Gerard, Mr. Theron I. (“Tig”) Gilliam, Mr. Sherrill W. Hudson, Mr. Jonathan M. Jaffe, Mr. Sidney Lapidus, Ms. Teri P. McClure, Mr. Stuart Miller, Mr. Armando Olivera, Mr. Jeffrey Sonnenfeld, and Mr. Scott Stowell for re-election, each for a term that will expire at the next annual meeting of stockholders. Each nominee has consented to serve if elected.

Our Board is responsible for overseeing the management of our business. We believe that each of our directors possesses the necessary experience, skills, and qualities to fully perform the duties of a director and to contribute to Lennar’s success. In addition, each of our directors possesses outstanding personal integrity and interpersonal and communication skills, is highly accomplished professionally, has an understanding of the interests and issues that are important to our stockholders, and is able to dedicate sufficient time to fulfilling the obligations of a director. Each director’s principal occupation and other pertinent information about each director’s experience, qualifications, attributes, and skills that led the Board to conclude that these individuals should serve as directors follows below.

We keep our non-management directors informed of our business at meetings and through reports and analyses presented to the Board or to committees of the Board. Regular communications between the directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Among other things, from time to time, the Board schedules calls with senior management to discuss the Company’s business strategies.

During fiscal 2019, the Board adopted a majority voting standard for uncontested director elections. Under a majority voting standard, in uncontested elections, a nominee for director will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Directors will continue to be elected by plurality vote in the event of a contested election.

Nominees for Election

Rick Beckwitt Age: 60 Director Since: 2018	Committees • None

Professional Experience

Mr. Beckwitt has served as our Chief Executive Officer since April 2018. Before that time, Mr. Beckwitt served as our President from April 2011 to April 2018, and our Executive Vice President from 2006 to 2011.

Qualifications

The Board nominated Mr. Beckwitt to serve as a director because he has extensive knowledge of the homebuilding industry, and our Company’s operations and strategic plans.

Other Boards • Eagle Materials Inc. • Five Point Holdings, LLC.

LENNAR CORPORATION  2020 PROXY STATEMENT  |  1

Proposal 1: Election of Directors  Nominees for Election

Irving Bolotin Age: 87 Director Since: 1974 Independent	Committees • Audit • Nominating and Corporate Governance

Professional Experience

From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our Company.

Qualifications

The Board nominated Mr. Bolotin to serve as a director because of the extensive knowledge of homebuilding he obtained during the many years he was a member of our senior management.

Other Boards • WBPT Channel 2

Steven L. Gerard Age: 74 Director Since: 2000 Independent	Committees • Audit (financial expert) • Compensation (chair) • Independent Directors Transactions

Professional Experience

Mr. Gerard served as the Chief Executive Officer of CBIZ, Inc., a provider of professional business services, from October 2000 until his retirement in March 2016, and he continues to serve as the Chairman of its Board of Directors, a position he has held since October 2002. From July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc., an operations and financial consulting firm. From September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc., a manufacturer of residential, commercial, and industrial wire and cable products. Prior to that, Mr. Gerard spent sixteen years in various corporate finance and banking positions at Citibank, N.A. and spent seven years at the American Stock Exchange, last serving as Vice President of its Securities Division. He is a National Association of Corporate Directors Board Leadership Fellow.

Qualifications

The Board nominated Mr. Gerard to serve as a director because of his experience as a Chief Executive Officer and in other senior management positions of significant companies for many years.

Other Boards • AutoNation, Inc. • CBIZ, Inc. • previously, Joy Global, Inc. and Las Vegas Sands Corp.

2  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Proposal 1: Election of Directors  Nominees for Election

Tig Gilliam Age: 55 Director Since: 2010 Independent	Committees • Audit (financial expert) • Compensation • Independent Directors Transactions

Professional Experience

Mr. Gilliam has served as Chief Executive Officer of NES Global Talent, a global talent solutions company, since November 2014. Mr. Gilliam was previously a Managing Director and Operating Partner of AEA Investors LP, a private equity firm, from November 2013 to November 2014, and the Regional Head of North America and member of the Executive Committee at Addeco Group SA, a human resources, temporary staffing, and recruiting firm, from March 2007 until July 2012. From 2002 until he joined Addeco, Mr. Gilliam was with International Business Machines (“IBM”), serving, among other things, as the Global Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam was a partner with PricewaterhouseCoopers Consulting until it was acquired by IBM in October 2002.

Qualifications

The Board nominated Mr. Gilliam to serve as a director because of his expertise in matters related to supply chain management and human resources.

Other Boards • GMS, Inc.

Sherrill W. Hudson Age: 77 Director Since: 2008 Independent	Committees • Audit (chair, financial expert) • Compensation

Professional Experience

Mr. Hudson served as the Chairman of TECO Energy, Inc., an energy-related holding company, from January 2013 until July 2016. Previously, Mr. Hudson was Executive Chairman of TECO Energy from August 2010 to December 2012, and Chairman and Chief Executive Officer of TECO Energy from 2004 until August 2010. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants. He is also Chairman of the Florida Chapter of the National Association of Corporate Directors.

Qualifications

The Board nominated Mr. Hudson to serve as a director because of his extensive knowledge of accounting and his management experience.

Other Boards • CBIZ, Inc. • United Insurance Holdings Corp. • previously, Publix Supermarkets, Inc.

LENNAR CORPORATION  2020 PROXY STATEMENT  |  3

Proposal 1: Election of Directors  Nominees for Election

Jonathan M. Jaffe Age: 60 Director Since: 2018 (also a director from 1997 to 2004)	Committees • None

Professional Experience

Mr. Jaffe has served as our President since April 2018. Mr. Jaffe served as our Chief Operating Officer from December 2004 to January 2019, and he continues to have responsibility for the Company’s operations nationally. Previously, Mr. Jaffe served as Vice President of Lennar from 1994 to April 2018, and prior to then, he served as a Regional President in our Homebuilding operations.

Qualifications

The Board nominated Mr. Jaffe to serve as a director because he has extensive knowledge of the homebuilding industry, and our Company’s operations and strategic plans.

Other Boards • Five Point Holdings, LLC

Sidney Lapidus Age: 82 Director Since: 1997 Lead Director Since: 2005 Independent	Committees • Independent Directors Transactions (chair) • Executive

Professional Experience

Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, where he was employed from 1967 until his retirement in 2007.

Qualifications

The Board nominated Mr. Lapidus to serve as a director because of the extensive knowledge of business enterprises (including homebuilding companies) and corporate governance he gained as a partner in a private equity investment firm and as a director of a number of publicly- and privately-owned companies.

Other Boards Mr. Lapidus serves on the boards of a number of non-profit organizations.

4  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Proposal 1: Election of Directors  Nominees for Election

Teri P. McClure Age: 56 Director Since: 2013 Independent	Committees • Compensation • Nominating and Corporate Governance

Professional Experience

From 1995 until her retirement in 2019, Ms. McClure worked at United Parcel Service (“UPS”), serving most recently as Chief Human Resources Officer and Senior Vice President, Labor. Ms. McClure has served in various positions at UPS, including Chief Legal, Communications and Human Resources Officer, and, prior to that, Senior Vice President of Legal, Compliance and Public Affairs, General Counsel and Corporate Secretary. Before joining UPS, Ms. McClure practiced with the Troutman Sanders law firm in Atlanta.

Qualifications

The Board nominated Ms. McClure to serve as a director because of her long tenure as a senior executive of a Fortune 500 company, strong operational capabilities and broad business experience.

Other Boards • JetBlue Airways Corporation • GMS Inc.

Stuart Miller Age: 62 Director Since: 1990 Executive Chairman Since: 2018	Committees • Executive

Professional Experience

Mr. Miller has served as our Executive Chairman since April 2018. Before that time, Mr. Miller served as our Chief Executive Officer from 1997 to April 2018 and our President from 1997 to April 2011. Before 1997, Mr. Miller held various executive positions with us.

Qualifications

The Board nominated Mr. Miller to serve as a director because he has extensive knowledge of the homebuilding industry, he has been in executive leadership positions at the Company for decades and he is able to define the Company’s strategy and future priorities.

Other Boards • Five Point Holdings, LLC

LENNAR CORPORATION  2020 PROXY STATEMENT  |  5

Proposal 1: Election of Directors  Nominees for Election

Armando Olivera Age: 70 Director Since: 2015 Independent	Committees • Audit (financial expert) • Nominating and Corporate Governance

Professional Experience

Mr. Olivera was President of Florida Power & Light Company (“FPL”), a subsidiary of NextEra Energy, Inc. and one of the largest investor-owned electric utilities in the United States, from June 2003, and Chief Executive Officer from July 2008, until his retirement in May 2012. Mr. Olivera joined FPL in 1972. Prior to his 2003 appointment as President, Mr. Olivera served in a variety of management positions with FPL, including Vice President of Planning and Budgets, Vice President of Construction Services, System Operations and Distribution and Senior Vice President of System Operations. From 2012 to 2015, Mr. Olivera served as a Senior Advisor to Britton Hill Partners, a private equity firm. Mr. Olivera has been a Senior Advisor to Ridge-Lane Limited Partners, a strategic advisory firm, since 2017 and a Partner in the Ridge-Lane Sustainability Practice since 2018.

Qualifications

The Board nominated Mr. Olivera to serve as a director because of his experience and understanding of operations and finance as well as his strong business leadership skills.

Other Boards • Consolidated Edison, Inc. • Fluor Corporation • previously, AGL Resources, Inc.

Jeffrey Sonnenfeld Age: 65 Director Since: 2005 Independent	Committees • Nominating and Corporate Governance (chair)

Professional Experience

Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management at the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, the world’s first “CEO College,” and he has served as its President since that time. Previously, Mr. Sonnenfeld spent ten years as a professor at the Harvard Business School. Recently, Mr. Sonnenfeld was named by Business Week as one of the world’s “ten most influential business school professors.” He has chaired several blue ribbon commissions for the National Association of Corporate Directors, and the NACD’s Directorship magazine recently named him one of the “100 most influential figures in governance.” He was awarded the Ellis Island Medal in 2018 by the US Ellis Island Foundation, and awarded many scholarly honors for the impact of his many research articles on leadership and governance matters. In addition to his post as a regular commentator for CNBC, he is a columnist for Fortune, a regular commentator on PBS’s “Nightly Business Report,” and a frequently cited management expert in the global media. Mr. Sonnenfeld’s columns also regularly appear in The Wall Street Journal, Forbes, The Washington Post, Politico, and the New York Times.

Qualifications

The Board nominated Mr. Sonnenfeld to serve as a director because of his business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development as President of the Chief Executive Leadership Institute of Yale University.

Other Boards • IEX Group Investors Exchange • Atlas Merchant Capital

6  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Proposal 1: Election of Directors  Nominees for Election

Scott Stowell Age: 62 Director Since: 2018 Independent	Committees • None

Professional Experience

Mr. Stowell’s initial election to the Board was required by the terms of our agreement to acquire CalAtlantic Group, Inc. (“CalAtlantic”), but his current nomination was not required by that agreement. Mr. Stowell served as Executive Chairman of the Board of Directors of CalAtlantic from October 2015 to February 2018. Prior to that, Mr. Stowell served as Chief Executive Officer of a predecessor to CalAtlantic from January 2012 to September 2015 and as its President from March 2011 to September 2015. Mr. Stowell also served as Chief Operating Officer of the CalAtlantic predecessor from May 2007 to March 2011. Mr. Stowell joined the CalAtlantic predecessor in 1986 as a project manager.

Qualifications

The Board nominated Mr. Stowell to serve as a director because of his extensive homebuilding expertise, which enables him to provide important guidance and leadership to the Company.

Other Boards • Pacific Mutual Holding Company

LENNAR CORPORATION  2020 PROXY STATEMENT  |  7

Board Independence

Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us.

The Board most recently reviewed director independence in January 2020, and determined that each of Mr. Bolotin, Mr. Gerard, Mr. Gilliam, Mr. Hudson, Mr. Lapidus, Ms. McClure, Mr. Olivera, Mr. Sonnenfeld, and Mr. Stowell is “independent” under the NYSE corporate governance listing standards and the director independence standards set forth in our Corporate Governance Guidelines, which are consistent with the NYSE standards. After considering any relevant transactions or relationships between each director or any of his or her family members on one side, and the Company, our senior management or our independent registered public accounting firm on the other side, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with us (either directly, or as a partner, significant stockholder, officer or affiliate of an organization that has a material relationship with us), other than as a member of our Board. In determining whether Mr. Gilliam is independent, the Board viewed Mr. Gilliam’s position as a director of a company that supplies wallboard to Lennar as not impairing his independence. The Board also considered that NES Global Talent, where Mr. Gilliam is Chief Executive Officer, and Generation Brands, from which Lennar purchases lighting products, are both subsidiaries of AEA Investors LP, of which Mr. Gilliam was a Managing Director and Operating Partner from November 2013 to November 2014, but did not view these relationships as impairing Mr. Gilliam’s independence. In determining whether Ms. McClure is independent, the Board viewed Ms. McClure’s position as a director of a company that supplies wallboard to Lennar as not impairing her independence.

Board Leadership Structure

Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings and presides at all meetings of our independent directors. The Lead Director’s additional duties, which are listed in our By-Laws, include:

•	at the request of the Board of Directors, presiding over meetings of stockholders;

•	conveying recommendations of the independent directors to the full Board; and

•	serving as a liaison between the Board and management.

Our Board believes that having an Executive Chairman and an independent Lead Director, each with distinct responsibilities, works well for us because all but three of our directors (our Executive Chairman, our CEO and our President) are independent, and our Lead Director can cause the independent directors to meet at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the directors any matters he thinks should be addressed by the Board.

Filling Seats on the Board

The NCG Committee endeavors to create a Board with a diversity of backgrounds and a variety of life experiences, made up of individuals with a history of conducting their personal and professional affairs with the utmost integrity and consistent with the highest ethical standards. Beyond those threshold requirements, the NCG Committee and the Board of Directors have determined that a Lennar director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend Lennar’s strategic goals and to help guide management to accomplish those goals;

•	Time available to participate in person in Board and committee meetings and to be present at annual meetings of stockholders;

•

Willingness to demand that officers and associates conduct themselves, and require all individuals they supervise to conduct themselves, at all times in an honest and ethical manner in all their dealings on behalf of the Company; and

•

Knowledge of and experience with regard to at least some of the following: (i) real estate properties and real estate-related loans and securities, including any lending and financing activities; (ii) public company regulations imposed by the SEC and the NYSE, among others; (iii) portfolio and risk management; (iv) the major geographic locations within which the Company operates; (v) sound business practices; and (vi) accounting and financial reporting.

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Corporate Governance  Board Committees

The NCG Committee will consider possible candidates for nomination as directors suggested by management, by directors, and by stockholders. If a stockholder wishes to recommend a potential nominee for director, the stockholder should submit a recommendation in writing to the NCG Committee at the address set forth under “Corporate Governance — Communication with the Board of Directors” containing: the recommending stockholder’s name and contact information; the candidate’s name and contact information; a brief description of the candidate’s background and qualifications; the reasons why the recommending stockholder believes the candidate would be well suited for the Board; a written statement by the candidate that the candidate is willing and able to serve on the Board; a written statement by the recommending stockholder that the candidate meets the criteria established by the Board; any business or personal relationship of the candidate with the recommending stockholder; any arrangements between the candidate and anyone other than the Company to compensate the candidate for seeking election to the Board or serving on the Board; and a brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

The NCG Committee will evaluate the suitability of potential candidates recommended by stockholders in the same manner as it evaluates all other candidates. When deciding whether to recommend that the Board of Directors nominate a candidate who has been presented by a stockholder, the NCG Committee will consider, among other things, the candidate’s background and qualifications and whether it is appropriate to add another director to the Board. The NCG Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate.

Board Committees

The Board has five standing committees: the Audit, Compensation, NCG, Executive, and Independent Directors Transactions Committees. The charters of each of the Audit Committee, the Compensation Committee, and the NCG Committee setting forth the committees’ respective responsibilities can be found under the Investor Relations—Governance section of our website at www.lennar.com. Those charters also are available in print to any stockholder who requests them through our Investor Relations department. We periodically review and revise the committee charters—most recently on June 26, 2019. Only independent directors may serve on each of our committees, except the Executive Committee.

Chair: Sherrill Hudson Members: Irving Bolotin Steven L. Gerard Tig Gilliam Armando Olivera	Audit Committee

THE AUDIT COMMITTEE IS RESPONSIBLE FOR:

•  selecting and overseeing the engagement of our independent auditors;

•  pre-approving all audit and non-audit services provided by our independent auditors;

•  reviewing reports regarding our internal control environment, systems, and performance;

•  overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•  discussing and reviewing our policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes; and

•  overseeing cybersecurity matters, including response planning, disaster recovery and business continuity considerations.

The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the NYSE’s corporate governance listing standards and the independence standards for audit committee members required by the SEC, and that each member is financially literate, knowledgeable, and qualified to review financial statements. In addition, the Board of Directors has determined that each of Mr. Gerard, Mr. Gilliam, Mr. Hudson, and Mr. Olivera meets the requirements of an audit committee financial expert under SEC rules.

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Corporate Governance  Board Committees

Chair: Steven L. Gerard Members: Tig Gilliam Sherrill Hudson Teri P. McClure	Compensation Committee

THE COMPENSATION COMMITTEE IS RESPONSIBLE FOR:

•  designing our executive compensation philosophy, policies, and plans;

•  establishing executive salaries, targets, and performance goals for annual incentive awards and certifying that the goals have been attained;

•  establishing terms of equity awards and other forms of compensation for our senior executives and our directors;

•  administering our 2016 Equity Incentive Plan (the “2016 Equity Plan”); and

•  reviewing the results of the annual advisory stockholder vote on executive compensation and considering whether to recommend adjustments to Lennar’s executive compensation policies and plans as a result of such votes.

The Compensation Committee has the authority to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the committee in fulfilling its duties and responsibilities. For more information on outside advisors, see the Compensation Discussion and Analysis section of this proxy statement, which begins on page 18.

The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements under the NYSE’s corporate governance listing standards, is an “outside director” pursuant to criteria established by the Internal Revenue Service, and meets the independence standards for compensation committee members required by the SEC.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee during fiscal 2019 was, or ever has been, an officer or employee of the Company. There were no transactions between Lennar and any of the directors who served as members of the Compensation Committee for any part of fiscal year 2019 that would require disclosure by Lennar under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Chair: Jeffrey Sonnenfeld Members: Irving Bolotin Teri P. McClure Armando Olivera	Nominating and Corporate Governance Committee

THE NCG COMMITTEE IS RESPONSIBLE FOR:

•  soliciting, considering, recommending, and nominating candidates to serve on the Board under criteria adopted by it from time to time;

•  advising the Board with respect to Board and Committee composition;

•  reviewing and recommending changes to our Corporate Governance Guidelines;

•  overseeing periodic evaluations of the Board and the committees; and

•  reviewing and reporting to the Board on a periodic basis with regard to matters of corporate governance.

The Board of Directors has determined that each member of the NCG Committee meets the independence requirements under the NYSE’s corporate governance standards.

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Corporate Governance  Risk Management

Chair: Sidney Lapidus Members: Steven L. Gerard Tig Gilliam	Independent Directors Transactions Committee

As permitted by our By-Laws, our Board of Directors has established this committee with the authority to approve certain transactions between Lennar and Five Point Holdings, LLC (in which we own a substantial minority interest), and to review and make recommendations to the Board with respect to other matters referred to it by the Board.

Members: Sidney Lapidus Stuart Miller	Executive Committee

As permitted by our By-Laws, our Board has established this committee with the authority to act on behalf of the Board, except as that power is limited by the corporate laws of the State of Delaware or by our Board.

Risk Management

Board Role in Management of Risk

Our Board is actively involved in the oversight and management of risks that could affect Lennar. Management, in consultation with the Board, identifies areas of risk that particularly affect us. Senior members of our management team report to the Board on each of those areas of risk on a rotating basis at the regularly-scheduled quarterly Board meetings. The areas of risk reported to the Board change from time to time based on business conditions, the advice of outside advisors, and a review of risks identified by our competitors in their public filings. Currently, the risk areas reported on to our Board on a regular basis relate to joint ventures, housing inventory and land supply, construction costs and homebuilding overhead, construction quality and warranty, our multifamily business, our financial services business, associate retention and human resources, legal (including regulatory and compliance issues), natural disasters and information technology (including cybersecurity), taxation, strategic investments, and our solar business.

Our Board of Directors also asks for and receives reports on other risks that affect the Company after review of business presentations made during regular Board meetings. In addition, one of the responsibilities of our Audit Committee is to discuss and review policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes.

Compensation-Related Risks

In 2019, as part of our risk management process, we conducted a comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive compensation. In evaluating our compensation components, we identified risk-limiting characteristics, which include:

•	We conduct an annual comprehensive analysis of peer group compensation and refer to broader market-based benchmarking studies to evaluate how our compensation program compares.

•	A high percentage of our overall pay mix to senior management and key associates is equity-based, which creates an incentive to generate long-term appreciation of stockholder value.

•	The Compensation Committee may use negative discretion to adjust annual incentive compensation downward when warranted.

•

Service-based equity awards granted to our executive officers vest over a three-year period, and performance-based equity awards granted to our executive officers vest after a three-year performance period, which mitigates the risk of excessive focus on short-term returns.

•	We have a compensation clawback policy that may be triggered in the event of a restatement of financial results.

•

Our stock ownership guidelines require executive officers to hold a meaningful amount of Lennar stock, which mitigates the risk of excessive focus on short-term returns and aligns the interests of those executives with the interests of stockholders.

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Corporate Governance  Stockholder Engagement

Stockholder Engagement

We regularly engage with our stockholders about our business and operations. During fiscal 2019, we spoke with stockholders representing approximately 2/3 of our outstanding shares about issues of importance to them, including our executive compensation practices and our corporate governance policies. The most consistent comments we received, and our responses to those comments, are below. The changes related to executive compensation are discussed in more detail in the Compensation Discussion and Analysis, which begins on page 18.

Corporate Governance Documents

Our Corporate Governance Guidelines describe our practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director qualifications, director responsibilities, management succession, director compensation, and independence standards.

Our Code of Business Ethics and Conduct, which is applicable to all our directors, officers, and associates, promotes our commitment to high standards for ethical business practices. The Code addresses a number of issues, including conflicts of interest, corporate opportunities, fair dealing, confidential information, and insider trading, and confirms our intention to conduct our business with the highest level of integrity. It states that our reputation for integrity is one of our most valuable assets, and that each director, officer, and associate is expected to contribute to the care and preservation of that asset.

Our Corporate Governance Guidelines and our Code of Business Ethics and Conduct are both available on our website, www.lennar.com, in the Investor Relations—Governance section.

Meetings

Our Board normally meets quarterly, but holds additional meetings as required. In connection with each of our regularly-scheduled Board meetings, our independent directors meet in executive sessions without our non-independent directors and management.

Our Corporate Governance Guidelines require every director to attend substantially all meetings of the Board and of the committees on which they serve. During fiscal 2019, the Board met five times. Each director, except Mr. Stowell, attended at least 75% of the total number of Board meetings and applicable committee meetings held while that director was serving on our Board. We encourage directors and nominees for election as directors to attend the annual meeting of stockholders. All members of our Board who were serving at the time of the 2019 annual meeting of stockholders attended the meeting.

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Corporate Governance  Communication with the Board of Directors

Communication with the Board of Directors

Stockholders and other interested parties may communicate with our Board, a committee of the Board, the independent directors as a group, or any individual director by sending an e-mail to feedback@lennar.com. These communications will automatically be submitted to our Lead Director, who will distribute them as appropriate.

In addition, anyone who wishes to communicate with our Board, a committee of the Board, the independent directors as a group, or any individual director, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence as addressed. Items that are unrelated to the duties and responsibilities of the Board, such as business solicitation or advertisements, junk mail or mass mailings, resumes or other job-related inquiries, and spam, will not be forwarded.

Certain Relationships and Related Transactions

All “related person transactions” (as defined by SEC rules) must be approved by our Audit Committee. Directors must recuse themselves from any discussion or decision affecting their personal, business, or professional interests.

Current SEC rules require disclosure of any transaction, arrangement, or relationship in which (i) Lennar or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000, and (iii) any executive officer, director, director nominee, beneficial owner of more than 5% of Lennar’s common stock, or any immediate family member of any such person, has or will have a direct or indirect material interest. Except as described below, since December 1, 2018, we have not had any such transactions, arrangements, or relationships.

In February 2015, Mr. Miller, our Executive Chairman, entered into a Time-Sharing Agreement with one of our subsidiaries that provides that Mr. Miller can sub-lease aircraft leased by that subsidiary for non-business or personal business purposes. Under the Time-Sharing Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established under the terms of the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights Mr. Miller may schedule, and the Time-Sharing Agreement specifically provides that Lennar’s prior planned use of the aircraft takes precedence over Mr. Miller’s use. Mr. Miller paid our subsidiary $237,000 (calculated in accordance with Federal Aviation Administration regulations) for his use of the aircraft during fiscal 2019.

Mr. Beckwitt, our CEO, and Mr. Jaffe, our President, also entered into Time-Sharing Agreements with our subsidiary that have essentially the same terms as Mr. Miller’s agreement, including (for each executive) the establishment of a prepayment fund for the cost of each flight. Mr. Beckwitt paid our subsidiary $384,000 under his February 2015 agreement for his use of the aircraft during fiscal 2019. Mr. Jaffe paid our subsidiary $368,000 under his October 2017 agreement for his use of the aircraft during fiscal 2019.

Occasionally, a spouse or other guest may accompany Mr. Miller, Mr. Beckwitt, or Mr. Jaffe when they are using corporate aircraft for business travel and additional seating is available. As there is no incremental cost to Lennar for an additional passenger accompanying an executive on a flight, no amount has been included in the Summary Compensation Table to reflect that usage. However, due to special tax rules regarding personal use of business aircraft, Mr. Miller, Mr. Beckwitt, or Mr. Jaffe may be treated as receiving taxable income when a spouse or guest accompanies one of them on a business trip.

In April 2019, Jeffrey Miller, Stuart Miller’s brother, entered into an agreement with one of our subsidiaries that provides that Jeffrey Miller can sub-lease an aircraft leased by that subsidiary for personal purposes. The arrangement helps to offset the cost of the aircraft when it is not being used by Lennar. Lennar retains sole discretion to determine what flights may be scheduled. Jeffrey Miller pays for use of the aircraft based on a fee structure similar to that used by third-party charter companies. Jeffrey Miller paid our subsidiary $192,000 for his use of the aircraft during fiscal 2019.

Jack Beckwitt, Mr. Beckwitt’s son, is employed by Lennar as a Senior Land Acquisition Manager. During fiscal 2019, Jack Beckwitt was on a leave of absence, and, as a result, his compensation was less than $120,000. However, in fiscal 2020, Jack Beckwitt is expected to receive compensation and other benefits in amounts that exceed $120,000.

Brad Miller, Mr. Miller’s son, is employed by Lennar as a Managing Director of Land Acquisitions. For fiscal 2019, Brad Miller received a salary of $125,000, a cash bonus of $60,000, and other benefits totaling approximately $7,737 (including matching contributions to his 401(k) plan and a car allowance). In fiscal 2020, Brad Miller may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2019.

In November 2019, the sister of Tig Gilliam, one of our directors, purchased a Lennar home in Ruskin, Florida for approximately $185,000. The home was sold in the ordinary course of Lennar’s business on terms that were available to home buyers generally.

During December 2018, MP Alpha Holdings LLLP, which is owned by Stuart Miller and his siblings, sold its approximately 23% interest in a flooring company, Artisan Design Group (“ADG”), that does business with Lennar. In fiscal 2018, Lennar paid ADG approximately $2.1 million for flooring products, which represented 0.9% of Lennar’s total flooring spend.

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Corporate Governance  Director Compensation

Director Compensation

We maintain a compensation program for the non-management directors of the Board. Directors who are associates do not receive any additional compensation for their services as a director of the Company. Our compensation program for the non-management directors consists of the following types and levels of compensation:

Type of pay	Amount ($)	Form

Annual Equity Grant	Market Value	2,000 shares of Class A common stock

Annual Retainer	$130,000	50% in cash, and 50% in shares of Class A common stock

Audit Committee Members	$25,000	Cash

Audit Committee Chair	$30,000	Cash

Compensation Committee Members	$15,000	Cash

Compensation Committee Chair	$20,000	Cash

NCG Committee Members	$10,000	Cash

NCG Committee Chair	$15,000	Cash

Lead Director	$75,000	Cash

Annual Equity Grant

At the time of each annual meeting, each non-management director receives a grant of 2,000 shares of our Class A common stock. Directors are permitted to sell 50% of that stock at any time, but must hold the remaining stock until the second anniversary of the grant date.

Retainer and Committee Fees Paid in Cash

Fifty percent of the annual retainer, and the committee fees and lead director fee, are paid in quarterly cash installments. Non-management directors are also reimbursed for incidental expenses arising from their attendance at Board meetings and committee meetings.

Compensation Deferral

A director may elect to defer payment of both the cash and stock portion of the annual retainer and committee and lead director fees until the year the director ceases to serve on our Board or the director’s death. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred retainer and fees is credited to the director’s deferred compensation account each quarter. These phantom shares accrue dividend-equivalents, which are credited to the director’s account and treated as though they were used to purchase additional shares of Class A common stock.

When a director’s deferred compensation account terminates, the director will receive cash equal to the value of the number of phantom shares of Class A common stock or Class B common stock credited to the director’s account. That value is determined by multiplying the number of phantom shares by the closing price of the applicable common stock on either the date of the director’s death or a specified date during the year of the director’s separation from service.

For fiscal 2019, each of Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure elected to defer payment of both the cash and stock portions of their fees. During January 2020, Ms. McClure elected to terminate her participation in the deferred compensation program, which termination will be effective during the second quarter of fiscal 2021. The table below sets forth the aggregate number of phantom shares of Class A common stock and Class B common stock held by such directors in their respective deferred compensation accounts at November 30, 2019.

	Aggregate Number of Shares of Phantom Stock Held in Deferred Compensation Account at November 30, 2019
Name	Class A	Class B

Steven L. Gerard (1)	48,637	388

Tig Gilliam	32,141	—

Sherrill W. Hudson	53,212	—

Sidney Lapidus	50,433	—

Teri P. McClure	17,623	—

Armando Olivera	14,724	—

Jeffrey Sonnenfeld	45,639	—

(1)	The shares of phantom stock are shares that Mr. Gerard received prior to terminating his deferral election in fiscal 2015.

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Corporate Governance  Director Compensation

The following table sets forth information regarding the compensation of our non-management directors for fiscal 2019. Messrs. Miller, Beckwitt and Jaffe are omitted from the table as they do not receive any additional compensation for their service as directors. Compensation for these three executives is described in the Compensation Discussion and Analysis section of this proxy statement, which begins on page 18.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Irving Bolotin	100,000	166,579	101	266,680
Steven L. Gerard	110,000	166,579	7,433	284,012
Tig Gilliam	115,000	166,680	4,722	286,402
Sherrill W. Hudson	110,000	166,680	7,912	284,592
Sidney Lapidus	140,000	166,680	7,483	314,163
Teri P. McClure	90,000	166,680	2,505	259,185
Armando Olivera	90,000	166,680	2,049	258,729
Jeffrey Sonnenfeld	80,000	166,680	6,748	253,428
Scott Stowell	65,000	166,579	101	231,680

(1)

Each of Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure decided to defer 100% of both the cash and stock portions of their annual retainer and committee fees. These amounts were credited in the form of phantom shares of Class A common stock to the directors’ respective deferred compensation accounts.

Name	Deferred Cash Fees ($)	Deferred Stock Awards ($)	Phantom Shares Credited to Account
Tig Gilliam	115,000	65,000	3,481
Sherrill W. Hudson	110,000	65,000	3,384
Sidney Lapidus	140,000	65,000	3,964
Teri McClure	90,000	65,000	2,997
Armando Olivera	90,000	65,000	2,997
Jeffrey Sonnenfeld	80,000	65,000	2,804

(2)

Amount reflects (i) 50% of the annual retainer fee, payable in shares of Class A common stock, and (ii) the fair market value of the 2,000 shares of Class A common stock that constitute the annual equity grant. The annual equity grant award was made on April 10, 2019, to each of Messrs. Bolotin, Gerard, Gilliam, Hudson, Lapidus, Olivera, Sonnenfeld and Stowell and Ms. McClure, and had a grant date fair value of $50.84 per share. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period.

(3)

With respect to Mr. Bolotin and Mr. Stowell, the amount reflects cash in lieu of fractional shares relating to the quarterly annual retainer fees paid in stock. With respect to Mr. Gerard, the amount includes both cash in lieu of fractional shares relating to the quarterly annual retainer fee paid in stock, and dividends payable on phantom shares held in Mr. Gerard’s deferred compensation account that he received before he terminated his deferral election in fiscal 2015. With respect to Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure, the amounts include dividend-equivalents payable on phantom shares held in the directors’ respective deferred compensation accounts. Deferred dividends are credited to the applicable director’s deferred compensation account in the form of additional phantom shares, calculated at the fair market value of a share of our Class A common stock on the dividend record dates. The table below sets forth the phantom shares credited to each participating director’s account from deferred dividends for fiscal 2019.

Name	Dividends Deferred ($)	Phantom Shares Credited to Account for Deferred Dividends
Steven L. Gerard	7,332	144
Tig Gilliam	4,722	93
Sherrill W. Hudson	7,912	155
Sidney Lapidus	7,483	147
Teri McClure	2,505	49
Armando Olivera	2,049	40
Jeffrey Sonnenfeld	6,748	132

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Corporate Governance  Director Compensation

Stock Ownership Requirements

Our Board has adopted stock ownership guidelines establishing minimum equity ownership requirements for members of our Board. The purpose of the guidelines is to align the interests of directors with the interests of stockholders and to further promote our commitment to sound corporate governance. Under our stock ownership guidelines, a director is expected to own, by a date not later than five years after being elected as a director, shares of our common stock with a value equal to five times the annual director retainer. All of our directors are in compliance with these requirements.

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Every year, we give our stockholders the opportunity to vote, on a non-binding basis, on whether they approve the compensation of our named executive officers. This vote is often referred to as “say on pay.” At the 2020 Annual Meeting, we will ask our stockholders to vote, on an advisory basis, on the fiscal 2019 compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (“CD&A”) that follows this proposal.

We encourage you to review the CD&A, the compensation tables, and the related narrative disclosures. We believe Lennar’s success is attributable in substantial part to our talented and committed executives. Therefore, the compensation of our NEOs is designed to help us continue to retain, motivate, and recruit high-quality, experienced executives who can help us achieve our short-term and long-term corporate goals and strategies.

We believe our executive compensation program strikes an appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating value for our stockholders. As explained in the CD&A, we seek this balance by using a mix of short-term and long-term compensation components—both fixed and variable—and basing a meaningful percentage of the compensation of our named executive officers on Lennar’s financial performance and stockholder return. Further, we maintain strong corporate governance practices regarding executive compensation, including robust stock ownership guidelines and a compensation clawback policy, to promote continued alignment of our executives’ interests with those of our stockholders and to discourage excessive risk- taking to achieve short-term gains.

We are requesting that our stockholders approve the following resolution:

RESOLVED, that the stockholders of Lennar Corporation approve, on a non-binding, advisory basis, the compensation of Lennar’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosures regarding such compensation, and the accompanying narrative disclosures, set forth in Lennar’s 2020 Annual Meeting proxy statement.

Although this say on pay vote is non-binding, the Board and the Compensation Committee will review the results of the vote and consider those results when determining future executive compensation arrangements.

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This Compensation Discussion and Analysis describes our compensation philosophy, policies, and plans, as well as our compensation-setting process and the 2019 compensation of our named executive officers, or NEOs. In addition, we explain why we believe that our executive compensation program is in the best interests of Lennar and you, our stockholders.

For fiscal 2019, our named executive officers were:

Stuart Miller Executive Chairman	Rick Beckwitt Chief Executive Officer	Jonathan M. Jaffe President	Diane Bessette Vice President, Chief Financial Officer and Treasurer	Jeff McCall Executive Vice President

EXECUTIVE SUMMARY	18	2019 Compensation Decisions	22
Our Compensation Practices	20	Other Benefits	28
Roles and Responsibilities	21	Change in Control Effects	28
Use of Market Data	22	Other Compensation Practices	28

Executive Summary

2019 Performance Highlights

During fiscal 2019, Lennar achieved strong financial and operational performance, including:

REVENUE	PRETAX INCOME	HOME DELIVERIES	NEW HOME ORDERS

$22.3B ▲ 8%	$2.4B ▲ 8%	51,491 ▲ 13%	51,439 ▲ 12%

•	Revenues from home sales increased by 9% to $20.6 billion

•	Gross margins on home sales were $4.2 billion (or 20.6% of home sales revenues)

•	Operating earnings from homebuilding increased by 10% to $2.5 billion
•	Our Lennar Financial Services segment had operating earnings, net of noncontrolling interests, of $244.3 million

•	Our Multifamily business had operating earnings, net of noncontrolling interests, of $18.1 million, benefiting from the sale of two completed rental properties by its unconsolidated entities

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Compensation Discussion and Analysis  Executive Summary

In line with our strategy to focus on our core homebuilding and related finance businesses in fiscal 2019, we divested the majority of our retail title business, our title insurance underwriting business, our Florida real estate brokerage business, and the majority of our business of offering residential mortgages to non-Lennar homebuyers.

2019 Compensation Program

Our executive compensation program currently has three forms of direct compensation: base salary, annual cash incentive awards, and equity-based incentive awards.

Element	Description	Primary Objectives

Base salary	Fixed cash payment	To attract and retain executives by offering salaries that are competitive with market opportunities and that recognize each executive’s position, role, responsibility, and experience.

Annual cash incentive award	Variable performance-based cash payment	To motivate and reward the achievement of annual performance objectives.

Equity-based incentive award

Messrs. Miller, Beckwitt and Jaffe receive their grant as 50% performance-based restricted stock and 50% service-based restricted stock.

Our other NEOs receive their grants entirely in service-based restricted stock.

To align executives’ interests with the interests of stockholders, motivate executives to maximize our long-term performance and stockholder returns, and promote associate retention.

We do not have a formal policy prescribing the allocation of total compensation among these various components. Our Compensation Committee believes the factors that determine compensation should vary with the executive’s role. For example, executives with more influence over our operating and financial performance should have a greater portion of their compensation dependent upon the achievement of performance objectives. By comparison, those named executive officers whose responsibilities are to establish and maintain strong corporate controls and regulatory compliance should have a larger percentage of their direct compensation from their base salary and from annual incentive awards based on factors like whether Lennar adheres to fundamental policies and procedures and avoids undue risk-taking.

The chart below shows how total direct compensation was allocated for each of our NEOs in fiscal 2019.

2019 COMPENSATION PAY MIX

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Compensation Discussion and Analysis  Our Compensation Practices

Our Compensation Practices

We designed our executive compensation program to:

•	attract, motivate, and retain highly qualified and experienced executives;

•	recognize valuable individual performance and motivate executives to maximize Lennar’s short-term and long-term achievements;

•	maintain flexibility to ensure that awards remain competitive within our peer group of homebuilders and Fortune 500 companies;

•	align the interests of our executives with those of our stockholders; and

•	promote adherence to good corporate governance and company policies and values.

We pursue these objectives while adhering to the governance practices and company policies discussed below.

We Tie Executive Compensation to Performance

We believe that one of the best ways to align the interests of our senior executives with those of our stockholders is to tie a significant portion of executive compensation to Lennar’s financial and operational performance. With respect to our Executive Chairman, our CEO, and our President—the three named executive officers whose responsibilities are to manage the growth of our business—this means that approximately 95% of total direct compensation (base salary, annual cash incentive awards, and equity awards) for fiscal 2019 was either awarded based on Lennar’s financial performance or was awarded in the form of equity. The performance-based equity awards will only be earned if Lennar achieves predetermined financial and operational goals over a three-year period. Annual cash incentive awards for these executives were calculated based on pretax income—the metric we believe most directly translates into stockholder value.

Annual cash incentive awards for our CFO and our EVP are based on Lennar’s performance as well as their individual performance in their respective areas of responsibility. Since the principal responsibilities for these executives include establishing and maintaining strong corporate controls and regulatory compliance, a smaller portion—approximately 80%—of their total direct compensation for fiscal 2019 was either performance-based or equity-based.

We Maintain Strong Compensation Governance Policies

The robust compensation governance policies summarized below further align our executives’ interests with those of our stockholders.

Stock ownership guidelines. Each of our executive officers is required to own shares of our common stock with a value equal to a prescribed multiple of his or her base salary. All of the NEOs significantly exceed their minimum stock ownership requirements. For more information, see page 28.

No employment agreements. We do not have employment agreements, severance agreements, or change in control agreements with any of our NEOs or other executive officers. This gives the Compensation Committee flexibility to change the components of our executive compensation program in order to remain competitive in the market and address economic conditions.

Double-trigger vesting requirement. All equity grants are subject to a “double-trigger” requirement to accelerate vesting in the event of a change in control. For more information, see page 28.

Compensation Clawback Policy. Our compensation clawback policy would allow us to recover from associates (in certain circumstances) incentive-based compensation granted under our 2016 Equity Plan and 2016 Incentive Compensation Plan. For more information, see page 29.

We Regularly Review the Compensation Program and Make Appropriate Changes

In 2019, the executive compensation program for Messrs. Miller, Beckwitt, and Jaffe was revised to further align their equity awards with stockholder interests. In fiscal 2018, vesting of performance equity awards for these executives was based on Lennar’s results for three metrics: relative gross profit percentage, relative return on tangible capital, and debt/EBITDA multiple. Beginning with fiscal 2019, we added a fourth metric: relative total stockholder return. In addition, we adjusted the pay mix for these executives so that, instead of equity awards constituting an average of 48% of their total direct compensation, equity awards now constitute an average of 59% of their total direct compensation.

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Compensation Discussion and Analysis  Roles and Responsibilities

Roles and Responsibilities

Role of the Compensation Committee

Our Compensation Committee annually evaluates and approves the compensation for our CEO and our executive officers, including all the named executive officers. The Committee’s determinations regarding the compensation of our executive officers take into account a variety of factors. Among other things, the Compensation Committee looks at the compensation being paid by other homebuilders or companies with businesses similar to Lennar’s, and compensation being paid to other executives at Fortune 500 companies. The Compensation Committee also considers recommendations by our Executive Chairman and our CEO (except regarding themselves) and other members of our senior management and any other factors the Compensation Committee believes are appropriate.

Under the 2016 Equity Plan, the Compensation Committee is authorized to delegate all or a part of its duties with respect to awards to management (excluding any grandfathered awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, awards made to individuals covered by Section 16 of the Securities Exchange Act of 1934, and awards issued to any person who was delegated authority to make awards). Under the Lennar Corporation 2016 Incentive Compensation Plan, the Compensation Committee is authorized to delegate all or a part of its duties with respect to bonuses under the plan to management (excluding any grandfathered awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code).

Role of Management

Our Executive Chairman and our CEO provide written background and supporting materials for review at Compensation Committee meetings, and also attend those meetings at the Committee’s request. Typically, these executives attend all regularly-scheduled Compensation Committee meetings, but they are excused as appropriate, including for discussions regarding their own compensation. In addition, our Executive Chairman and our CEO provide information regarding, and make recommendations about, designs for (or changes to) our executive compensation programs. Finally, our Executive Chairman and our CEO provide the Compensation Committee with:

•	evaluations of each named executive officer, including themselves;

•	recommendations regarding base salary levels for the upcoming year for each named executive officer, other than themselves;

•	an evaluation of the extent to which each named executive officer met the applicable annual incentive plan target(s); and

•	recommendations regarding the aggregate value of the long-term incentive compensation that each named executive officer should receive.

Role of Compensation Consultants and Advisors

The Compensation Committee has the authority to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate. As it has in the past, the Compensation Committee engaged F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm, in fiscal 2019 to assist with executive compensation matters. The Compensation Committee considered the work performed by FW Cook for the Company and determined no conflicts of interest exist and that FW Cook is independent from management.

Role of Stockholders

As part of its compensation-setting process, the Compensation Committee considers the results of the stockholder advisory vote on our executive compensation from the prior year. Approximately 86% of the votes cast at our 2019 annual meeting were voted in favor of our executive compensation, as compared to 77% the prior year. We believe the increase in support for our executive compensation was due to the recent positive changes made to the program, many of which were a result of stockholder feedback.

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Compensation Discussion and Analysis  Use of Market Data

Use of Market Data

We refer to compensation data regarding other publicly-traded homebuilding companies to analyze our compensation decisions in light of current market rates and practices, and to help ensure that our decisions are reasonable and competitive. In connection with setting fiscal 2019 compensation, the Compensation Committee reviewed summaries of information disclosed in public filings by the following publicly-traded homebuilders that the Compensation Committee views as our peer group (the “Peer Group”):

Beazer Homes USA, Inc.	M.D.C. Holdings, Inc.	Taylor Morrison Home Corporation

D.R. Horton, Inc.	Meritage Homes Corporation	Toll Brothers, Inc.

Hovnanian Enterprises, Inc.	NVR, Inc.	TRI Pointe Group, Inc.

KB Home	PulteGroup, Inc.

Given that only one company in the Peer Group approaches Lennar in terms of revenue, profitability, and market capitalization, the Compensation Committee also reviewed information about compensation levels generally paid by other Fortune 500 companies. The Compensation Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of the Peer Group companies, the Fortune 500 companies, or any other peer group or survey. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, and long-term cash and equity-based incentives, to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.

2019 Compensation Decisions

Base Salaries

Why we pay base salaries. The Compensation Committee believes that competitive base salaries are an important element in attracting, retaining, and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their undivided business attention to Lennar.

How base salaries are determined. The Compensation Committee considers a number of factors when setting base salaries for the NEOs, including:

•	level of experience and responsibility;

•	the scope and complexity of the role;

•	ability to contribute to meeting annual operating objectives;

•	level of pay required to retain the executive’s services in light of market conditions;

•	average base salary of comparable executives in our Peer Group; and

•	market changes and the economic and business conditions affecting Lennar at the time of the evaluation.

The Compensation Committee does not assign a specific weight to any individual factor or apply a formula for how an NEO’s base salary should compare to that of similar employees in our Peer Group.

2019 base salary decisions. The NEOs’ base salaries for fiscal 2019 are shown below.

Name	2019 Base Salary ($)	Change from 2018 Base Salary (%)
Stuart Miller	1,000,000	unchanged since 2003
Rick Beckwitt	800,000	unchanged since 2010
Jonathan M. Jaffe	800,000	unchanged since 2010
Diane Bessette	750,000	unchanged since 2018
Jeff McCall	750,000	unchanged since 2018

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Compensation Discussion and Analysis  2019 Compensation Decisions

Annual Cash Incentive Compensation

Why we pay annual cash incentive compensation. The Compensation Committee believes that annual cash incentive compensation encourages executive officers to contribute to Lennar’s profitability. Our 2019 annual cash incentive awards were made under our 2016 Incentive Compensation Plan.

2019 Annual Cash Incentive Decisions

MESSRS. MILLER, BECKWITT AND JAFFE

The cash bonus for Messrs. Miller, Beckwitt and Jaffe is based on a percentage of our pretax income, which is net earnings attributable to Lennar plus/minus income tax expense/benefit (“Pretax Income”), after a capital charge equal to 7.3% of tangible capital. Pretax Income takes into account and adjusts for goodwill charges, losses or expenses on early retirement of debt, impairment charges, and acquisition or deal costs related to the purchase or merger of a public company. Tangible capital is calculated as stockholders’ equity less intangible assets and homebuilding debt. We believe that our executives’ pay should be linked to Lennar’s performance, and that linking the annual cash bonus to Pretax Income achieves this goal. For example, there have been years, such as fiscal 2008 and 2009 during the economic downturn, when these executives did not receive a cash bonus, and other years, such as more recent years, when Lennar has been profitable and the executives have received significant cash bonuses. These bonuses are not capped.

In June 2019, our Compensation Committee reviewed an analysis of the compensation Lennar paid to its senior executives compared with that paid by our Peer Group. This included an analysis of the fiscal 2018 compensation paid to Messrs. Miller, Beckwitt, and Jaffe as compared with the compensation paid in fiscal 2018 to the individuals in comparable positions at companies in our Peer Group and in the Fortune 500. Based on its review of the analysis, the results Lennar achieved during fiscal 2018, and the results Lennar was expected to achieve during fiscal 2019, the Compensation Committee decided to apply a formula for Messrs. Miller, Beckwitt, and Jaffe that included cash incentive bonuses equal to 0.73%, 0.63%, and 0.55%, respectively, of Lennar’s fiscal 2019 Pretax Income, after a capital charge equal to 7.3% of tangible capital.

Based on our fiscal 2019 Pretax Income of $2.4 billion, and after taking into account the $1.4 billion capital charge, Messrs. Miller, Beckwitt, and Jaffe were entitled to cash bonus payments of $7,737,307, $6,677,402 and $5,829,478, respectively.

MS. BESSETTE

Ms. Bessette had the opportunity to earn a cash bonus of up to 200% of her base salary, with 100% of the goal based on prescribed performance criteria, and the other 100% based on achievement of certain outperformance measures. The performance criteria and associated payout for the first piece of Ms. Bessette’s award are shown below.

Performance Levels/ Target Bonus Opportunity

Performance Criteria	Percent of Target Award	Threshold	% of Target
Individual performance(1)	Up to 60%	Good Very Good Excellent	20% 40% 60%
Corporate governance, adherence to company policy and procedure, and internal audit evaluation(2)	Up to 40%	Good Very Good Excellent	10% 25% 40%
Total	100%

(1)	Individual performance is based on an annual performance appraisal review.

(2)	Determined by the Nominating and Corporate Governance Committee.

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Compensation Discussion and Analysis  2019 Compensation Decisions

In determining the score earned for Ms. Bessette’s individual performance, the Compensation Committee recognized the following achievements: overall contribution towards setting operational and financial strategies for our operations, communicating and implementing those strategies across the Company, and analyzing and monitoring the Company’s performance. In determining the score earned for corporate governance, adherence to company policy and procedure, and internal audit evaluation, the Nominating and Corporate Governance Committee recognized the following achievements: overall contribution to providing executive management oversight of the Company’s accounting, management reporting, internal audit, finance, investor relations, legal, financial planning, treasury, tax and payroll and compensation functions. No specific weight was given to any particular factor in the evaluations, and no one factor was determinative. Ms. Bessette was deemed to meet the “excellent” performance level with respect to both performance criteria, and received a cash bonus of 100% of her base salary, or $750,000.

The second piece of Ms. Bessette’s award was based on the achievement of five outperformance goals:

•	Focus on maximizing cash generation and lowering leverage;

•	Successful execution of simplification initiatives;

•	Successful execution of targeted technology investments;

•	Successful strategic transaction with ancillary business; and

•	Contribution towards other strategic transactions.

The Compensation Committee determined that Ms. Bessette was entitled to an award equal to the additional 100% of her base salary, or $750,000, based on achievement of specified outperformance goals, including the generation of strong homebuilding cash flow, retirement of senior notes, decrease in leverage and investment in technology initiatives related to the homebuilding industry. Again, no specific weight was given to any particular factor in the evaluation, and no one factor was determinative.

Ms. Bessette’s total annual cash incentive bonus was $1,500,000.

MR. MCCALL

Mr. McCall had the opportunity to earn a cash bonus of up to 200% of his base salary, with 150% of the goal based on prescribed performance criteria, and the other 50% based on achievement of certain outperformance measures. The performance criteria and associated payout for the first piece of Mr. McCall’s award are shown below.

Performance Criteria	Percent of Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target	Quantification of Thresholds
Departmental budget management(1)	Up to 50%	Good Very Good Excellent	25% 40% 50%	+/- $2M to budget $2 to $5M favorable to budget > $5M favorable to budget
Annual cash flow improvement for the Lennar healthcare plans(2)	Up to 50%	Good Very Good Excellent	25% 40% 50%	20% Improvement 40% Improvement 60% Improvement
Implementation of inaugural Inclusion and Diversity Program	Up to 50%	Good Very Good Excellent	25% 40% 50%	Design and launch program Complete 1 - 2 company-wide activities Complete >2 company-wide activities
Target Award	150%

(1)	Budget includes the sum of IT, HR, and cybersecurity cost centers. Actual performance excludes non-recurring events, including establishment of strategic joint venture.

(2)	Determined by comparing net cash flow from fiscal 2018 to fiscal 2019.

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Compensation Discussion and Analysis  2019 Compensation Decisions

The Compensation Committee determined that Mr. McCall was entitled to an award equal to the entire 150% of his base salary, or $1,125,000, based on achievement of specified performance goals, including budget management, management of healthcare costs and the implementation of an inclusion and diversity program . No specific weight was given to any particular factor in the evaluations, and no one factor was determinative.

The second piece of Mr. McCall’s award was based on the achievement of four outperformance goals:

•	Overall corporate leadership;

•	Successful leadership, tracking and prioritizing of the Company’s simplification initiatives;

•	Contribution to operational reporting enhancements and improvements; and

•	Contribution to other strategic initiatives.

The Compensation Committee determined that Mr. McCall was entitled to an award equal to the additional 50% of his base salary, or $375,000, based on achievement of specified outperformance goals, including successful executive management oversight of the Company’s information technology, cybersecurity, and human resource management departments, improvement of the Company’s management operations systems and contribution to strategic technology initiatives. Again, no specific weight was given to any particular factor in the evaluation, and no one factor was determinative.

Mr. McCall’s total annual cash incentive bonus was $1,500,000.

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee believes that a significant component of a senior executive’s compensation should be long-term incentive compensation in the form of equity in order to align the financial interests of our senior executives with those of our stockholders. The Compensation Committee believes that granting equity incentives to our senior executives in the form of restricted stock with deferred vesting:

•	motivates our senior management to maximize our long-term, as well as our short-term, performance;

•	helps us attract and motivate highly qualified and experienced executives; and

•	helps retain key personnel.

During 2019, our Compensation Committee reviewed the effect that our restricted stock grant program had on retention, and determined that the program has provided, and continues to provide, a strong retention incentive for senior executives. Moreover, the Compensation Committee determined that, because of the “stacking” effect, a program of annual long-term grants that vest in installments or after a multi-year performance period provides better associate retention benefits than an award that is fully vested on the grant date. Therefore, the Compensation Committee decided Lennar should continue making grants of restricted stock to senior executives.

How equity-based compensation was determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation and approves the dollar value of long-term equity awards that will be granted to each NEO under our 2016 Equity Plan.

The numbers of shares of restricted stock awarded to members of our senior management with regard to 2019 were based upon recommendations by Mr. Miller, Mr. Beckwitt, and other members of senior management. In addition, our Compensation Committee engaged in a review of the total compensation our senior management had received over the last five years, the comparative compensation analysis described above, and the executives’ total potential compensation for fiscal 2019, and considered each executive’s responsibilities and expected contributions to Lennar. The Compensation Committee did not assign a specific weight to any individual factor, or consider any policy as to how the compensation should compare to that of employees performing similar functions for our Peer Group or other Fortune 500 companies.

Recent changes to equity-based compensation for the Executive Chairman, the CEO, and the President. Based on stockholder feedback and a review of our executive compensation program, the Compensation Committee recently made several changes to equity compensation for Messrs. Miller, Beckwitt, and Jaffe.

First, the Compensation Committee determined that these executives would receive a larger share of their total direct compensation from equity than in the past. For fiscal 2019, they each received approximately 59% of their total direct compensation in the form of equity compensation (compared to approximately 48% in fiscal 2018).

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Compensation Discussion and Analysis  2019 Compensation Decisions

Second, the Compensation Committee added a fourth metric for these three executives’ performance shares. Performance-based equity awards granted to them in fiscal 2018 will vest, if at all, at the end of a three-year performance period based on Lennar’s results for three metrics: one third of the award vests based on relative gross profit percentage (as compared to the Peer Group), one third of the award vests based on relative return on tangible capital (as compared to the Peer Group), and one third of the award vests based on debt/EBITDA multiple. Performance-based shares granted in fiscal 2019 will vest, if at all, at the end of a three-year performance period based on Lennar’s results for four metrics: the three used for 2018, with 25% of the award vesting based on each such metric, plus 25% of the award vesting based on relative total stockholder return (as compared to the Peer Group).

2019 Equity-Based Compensation Decisions

MESSRS. MILLER, BECKWITT, AND JAFFE

In June 2019, the Compensation Committee approved the awards shown below of restricted Class A common stock under the 2016 Equity Plan.

Executive	Service-based restricted stock value ($)(1)	Service-based restricted stock (#)(2)	Performance- based restricted stock value at target ($)(1) (3)	Performance- based restricted stock at target (#)
Stuart Miller	6,065,980	125,798	6,065,980	125,798
Rick Beckwitt	5,386,463	111,706	5,386,463	111,706
Jonathan M. Jaffe	4,729,996	98,092	4,729,996	98,092

(1)	Value is based on $48.22 per share, which was the closing price of Lennar’s Class A common stock on the grant date (June 25, 2019).

(2)	The shares of service-based restricted stock will vest in equal installments on each of February 14, 2020, February 14, 2021, and February 14, 2022.

(3)

If the threshold number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the performance-based awards would be $3,032,990 for Mr. Miller, $2,693,232 for Mr. Beckwitt, and $2,364,998 for Mr. Jaffe. If the maximum number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the awards would be $12,131,959 for Mr. Miller, $10,772,927 for Mr. Beckwitt, and $9,459,992 for Mr. Jaffe.

The performance-based restricted stock awarded in 2019 will vest, if at all, only to the extent that specific performance goals are met with respect to the four equally-weighted metrics over the three-year performance period. The Compensation Committee has assigned a threshold, target, and maximum performance goal to each of the metrics. If the threshold performance level for a particular metric is not achieved, no amount will be paid for that metric. Payouts for performance between threshold and target goals and between target and maximum goals will be calculated by linear interpolation. The performance goals for the four metrics were as follows:

Payout	Relative Gross Profit Percentage*	Relative Return on Tangible Capital*	Relative Total Stockholder Return*	Debt/EBITDA Multiple
0%	<25th Percentile	<25th Percentile	<25th Percentile	>4.20
50% (threshold)	25th Percentile	25th Percentile	25th Percentile	4.2
100% (target)	50th Percentile	50th Percentile	50th Percentile	2.6
200% (maximum)	75th Percentile	75th Percentile	75th Percentile	≤2.30

*	Relative metrics are determined by reference to Lennar’s Peer Group.

The Compensation Committee selected these performance metrics because, as discussed below, they are effective long-term measures of performance, they align our executives’ interests with the interests of our stockholders, and they are important internal and external operating metrics.

Gross profit percentage is an industry standard that research analysts and investors use to gauge the strength of our business because it shows whether costs are being managed effectively. A high gross profit percentage target incentivizes our executives to maximize our sales prices, control sales incentives, and minimize costs of sales, which include the costs of land, labor, materials, and products used in building our homes. A relative gross profit percentage metric indicates whether Lennar is managing costs and sale prices more effectively than our peers.

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Compensation Discussion and Analysis  2019 Compensation Decisions

Return on tangible capital encourages our executives to focus on our returns and the efficient use of our assets and resources, while also driving earnings. A relative return on tangible capital metric indicates whether Lennar is using assets and resources more efficiently than our peers. Return on tangible capital is calculated by dividing the Company’s net operating profit after tax by its tangible capital. Net operating profit after tax is calculated by taking the Company’s net income and adding back any after-tax interest expense and adjusting for tax items or other adjustments to the extent approved by the Compensation Committee. Tangible capital is defined as stockholders’ equity less intangible assets and homebuilding debt.

Debt/EBITDA multiple encourages our executives to maximize cash flow and reduce our leverage. Debt is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s EBITDA for such period.

Total stockholder return is a measure that captures stock price appreciation plus dividends paid over a defined period, reflecting the total return to stockholders during that time. A relative total stockholder return metric indicates whether an investment in Lennar was better for our stockholders than an investment in our Peer Group would have been.

The threshold performance levels outlined above are designed to be reasonably achievable, yet uncertain under expected market and business conditions at the time of grant. Target performance levels are designed to require significant management effort to achieve, and maximum performance levels are designed to be measurably more difficult to achieve than target performance levels.

As a result of the pay mix changes in fiscal 2019, the equity portion of total direct compensation for Messrs. Miller, Beckwitt, and Jaffe increased, as shown below.

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Compensation Discussion and Analysis  Other Benefits

MS. BESSETTE AND MR. MCCALL

In June 2019, Ms. Bessette and Mr. McCall were granted service-based restricted stock, which will vest in equal installments on each of July 2, 2020, July 2, 2021, and July 2, 2022. The grants were as follows:

Executive	Restricted stock value ($)(1)	Restricted Stock (#)
Diane Bessette	1,499,980	31,107
Jeff McCall	1,249,959	25,922

(1)	Value is based on $48.22 per share, which was the closing price of Lennar’s Class A common stock on the grant date (June 25, 2019).

Effect of retirement on equity awards. Our 2016 Equity Plan provides that when an officer or associate retires, all restrictions on all restricted stock granted to that individual will immediately lapse and the restricted stock will no longer be subject to forfeiture. For this purpose, “retirement” is defined as a termination of service (other than for cause) on or after the grantee attains age 65 or on or after the grantee attains age 60 with 15 consecutive years of service with Lennar (“retirement-eligible”). Of our five NEOs, only Mr. Miller and Mr. Jaffe are retirement-eligible. If either executive were to retire, his service-based restricted stock would immediately vest. In addition, when a retirement-eligible executive is granted shares of restricted stock that are subject to service-based vesting, these grants are taxable events subject to withholding. Further, if a retirement-eligible executive were to retire, he would become vested in a pro rata portion of the shares of performance-based restricted stock that he would have earned if he had remained employed for the entire performance period. Mr. Beckwitt and Ms. Bessette will become retirement-eligible in 2021 and 2020, respectively. None of these NEOs has indicated any intention to retire.

Other Benefits

Our NEOs are eligible to receive a match on their 401(k) contributions up to $8,400 for 2019 and $8,550 for 2020, and to participate in our active associate health and welfare benefits plans, which are generally available to all full-time associates. Under our flexible benefits plans, all associates are entitled to medical, vision, dental, life insurance, and long-term disability coverage. We also provide certain of our executive officers with a car allowance.

Change in Control Effects

Our 2016 Equity Plan provides for accelerated vesting of outstanding equity awards if there is a combination of a change in control together with certain employment termination events (i.e., a “double trigger”). You can find a summary of potential payments arising from a change in control under the heading “Potential Payments Upon Termination after Change in Control” in the Executive Compensation section.

Other Compensation Practices

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines that set minimum equity ownership requirements for our executive officers. The guidelines are designed to align the interests of our executives with the interests of stockholders and further promote our commitment to sound corporate governance. Under our stock ownership guidelines, an executive is expected to own, by a date not later than five years after being appointed to his or her position as an executive officer, shares of our common stock with a value equal to a multiple (shown below) of the executive’s annual base salary.

Until the required stock ownership level is achieved, an executive is required to retain at least 50% of the restricted shares that become vested, other than shares sold to pay taxes resulting from the vesting. If the required level is not achieved within the five-year compliance period, an executive will be required to retain 100% of the restricted shares that become vested (other than shares sold to pay taxes resulting from the vesting) until the required level is achieved.

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Compensation Discussion and Analysis  Other Compensation Practices

As of January 31, 2020, all of our named executive officers had stock ownership levels well above their respective ownership requirements, as shown below.

MULTIPLE OF BASE SALARY AS OF JANUARY 31, 2020(1)

(1)

Stock ownership includes Class A common stock and Class B common stock beneficially owned by the officer, and includes service-based restricted stock. The fair market value of Lennar equity holdings for each participant is based on the average of the stock prices on the last day of each month for the trailing twelve months as of a specified annual date.

Compensation Clawback Policy

Our Board adopted a compensation clawback policy that allows us, under certain circumstances, to recover from associates incentive-based compensation granted under our 2016 Equity Plan, our 2016 Incentive Compensation Plan, and other incentive-based compensation that is approved, awarded, or granted on or after April 11, 2018. The Compensation Committee will, in all cases it deems appropriate, require reimbursement and/or cancellation of any incentive-based compensation when the following factors are present: (a) the award was predicated upon the achievement of specified financial results that were subsequently the subject of a material restatement, (b) in the Compensation Committee’s view, the restatement was the result of fraud, intentional misconduct or significant negligence that was a substantial contributing cause to the need for the material restatement, and (c) a lower award would have been made to the associates based upon the restated financial results.

Hedging and Pledging

Executive officers and directors are not permitted to enter into hedging arrangements with respect to shares of Lennar’s common stock. This prohibition on hedging does not apply to the Company’s other associates. Directors and executive officers may only pledge shares held in excess of each individual’s share ownership requirements as set forth in our stock ownership guidelines.

Non-Solicitation Agreement

In connection with receiving the annual cash bonus, each of our NEOs signs an agreement that, for twelve months following termination of his or her employment with Lennar, the NEO will not offer employment to any of our associates or anybody who had been an associate during the preceding three months, and will not encourage any of our associates to terminate employment with us.

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The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading

“Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Steven L. Gerard, Chairperson
Tig Gilliam
Sherrill W. Hudson
Teri P. McClure

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Executive Compensation Tables

The following table presents certain summary information for the fiscal years ended November 30, 2019, 2018, and 2017, concerning compensation earned for services rendered in all capacities by our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stuart Miller	2019	1,000,000	—	12,131,959	7,737,307	9,252	20,878,518
Executive Chairman	2018	1,000,000	—	9,451,218	9,610,800	9,153	20,071,171
	2017	1,000,000	—	5,417,360	12,701,020	9,153	19,127,533
Rick Beckwitt	2019	800,000	—	10,772,927	6,677,402	29,252	18,279,581
Chief Executive Officer	2018	800,000	—	8,459,292	8,294,252	29,922	17,583,466
	2017	800,000	—	4,531,830	11,684,938	29,153	17,045,921
Jonathan M. Jaffe	2019	800,000	—	9,459,992	5,829,478	29,252	16,118,722
President	2018	800,000	—	7,440,302	7,241,013	29,922	15,511,237
	2017	800,000	—	2,578,455	11,684,938	29,153	15,092,546
Diane Bessette	2019	750,000	—	1,499,980	1,500,000	16,452	3,766,432
Vice President, Chief Financial	2018	750,000	1,250,005	999,995	—	16,630	3,016,630
Officer and Treasurer
Jeff McCall	2019	750,000	—	1,249,959	1,500,000	9,252	3,509,211
Executive Vice President	2018	629,808	1,000,000	749,997	—	3,091,537	5,471,342

(1)

The amounts in this column do not reflect compensation actually received by the named executive officers, nor do they reflect the actual values that will be recognized. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standard Update Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). For fiscal 2019, the amounts for Messrs. Miller, Beckwitt, and Jaffe represent the grant date fair value of the grant of service-based restricted stock and the grant date fair value of the target number of shares of performance-based restricted stock. If the threshold number of shares of performance-based restricted stock that potentially could be earned were used instead, the total grant date fair values of the awards would be $9,098,969 for Mr. Miller, $8,079,695 for Mr. Beckwitt, and $7,094994 for Mr. Jaffe. If the maximum number of shares of performance-based restricted stock that potentially could be earned were used instead, the total grant date fair values of the awards would be $18,197,939 for Mr. Miller, $16,159,390 for Mr. Beckwitt, and $14,189,989 for Mr. Jaffe. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 13 to our financial statements in our Form 10-K for the year ended November 30, 2019, filed with the SEC.

(2)

The amounts reported in this column reflect cash incentive compensation earned under our incentive compensation program on the basis of performance in fiscal 2019, 2018, and 2017. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they are earned.

(3)	All other compensation consists of the following:

Name	Year	Car Allowance / Lease Payments ($)	401(k) Match ($)	Term Life Insurance ($)	Long-Term Disability Insurance ($)	Total All Other Compensation ($)
Stuart Miller	2019	—	8,400	591	261	9,252
Rick Beckwitt	2019	20,000	8,400	591	261	29,252
Jonathan M. Jaffe	2019	20,000	8,400	591	261	29,252
Diane Bessette	2019	7,200	8,400	591	261	16,452
Jeff McCall	2019	—	8,400	591	261	9,252

LENNAR CORPORATION  2020 PROXY STATEMENT  |  31

Executive Compensation  Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers with regard to fiscal 2019. The cash awards were granted under Lennar’s 2016 Incentive Compensation Plan and the equity awards were granted under Lennar’s 2016 Equity Plan.

			Estimated possible payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards(2) (3)			All other stock awards: number of shares of stock (#)(2)		Grant date fair value of stock awards ($)(6)
Name	Type of award	Grant date	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Stuart Miller	AIC	—	7,737,307	(1)	—		—	—	—	—		—
	PS/RS	6/25/19	—		—		62,899	125,798	251,596	125,798	(4)	12,131,959
Rick Beckwitt	AIC	—	6,677,402	(1)	—		—	—	—	—		—
	PS/RS	6/25/19	—		—		55,853	111,706	223,412	111,706	(4)	10,772,927
Jonathan M. Jaffe	AIC	—	5,829,478	(1)	—		—	—	—	—		—
	PS/RS	6/25/19	—		—		49,046	98,092	196,184	98,092	(4)	9,459,992
Diane Bessette	AIC	—	750,000	(7)	1,500,000	(7)	—	—	—	—		—
	RS	6/25/19	—		—		—	—	—	31,107	(5)	1,499,980
Jeff McCall	AIC	—	1,125,000	(8)	1,500,000	(8)	—	—	—	—		—
	RS	6/25/19	—		—		—	—	—	25,922	(5)	1,249,959

AIC -	Annual Cash Incentive Compensation

PS -	Performance-Based Restricted Shares, shares of restricted stock earned, if at all, based on achievement of performance goals over a three-year performance period

RS -	Service-Based Restricted Shares, shares of restricted stock that vest in equal annual installments over three years

(1)

Amounts in the Target column reflect the amounts of annual cash incentive compensation actually paid. Pursuant to the terms of their award agreements, Messrs. Miller, Beckwitt, and Jaffe could receive 0.73%, 0.63% and 0.55%, respectively, of Lennar’s fiscal 2019 Pretax Income after a 7.3% capital charge on tangible capital. Based on our fiscal 2019 Pretax Income, and after taking into account the capital charge, Messrs. Miller, Beckwitt, and Jaffe received cash bonus payments of $7,737,307, $6,677,402 and $5,829,478, respectively. These amounts, which were paid in the first quarter of fiscal 2020, are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold and no maximum.

(2)

Until the performance conditions have been met with respect to the performance shares, dividends on the performance shares are accrued but not paid. Performance shares may still be voted during the performance period. If the performance conditions are met, the named executive officer is paid the accrued dividends. If the performance conditions are not met and the shares are forfeited, the accrued dividends also are forfeited. For restricted stock without performance conditions, the named executive officer is entitled to the dividends on, and can vote, unvested shares.

(3)

The performance-based restricted stock will vest, if at all, only to the extent Lennar meets specific performance goals with respect to relative gross profit percentage, relative return on tangible capital, relative total stockholder return, and debt/EBITDA multiple over a three-year performance period. For each performance goal, there is a threshold, target, and maximum performance level.

(4)

The shares of restricted stock granted to the named executive officer will vest in three equal annual installments on each of February 14, 2020, February 14, 2021, and February 14, 2022. The 125,798 shares granted to Mr. Miller include 49,502 shares of Class A common stock that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. The 98,092 shares granted to Mr. Jaffe include 48,635 shares of Class A common stock that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—Equity-Based Compensation.”

(5)	The shares of restricted stock granted to the named executive officer will vest in three equal annual installments on each of July 2, 2020, July 2, 2021, and July 2, 2022.

(6)

The grant date fair value of the restricted stock awards was calculated in accordance with FASB ASC Topic 718, based on the closing price of our Class A common stock on the date of grant, which was $48.22 on June 25, 2019. With respect to Messrs. Miller, Beckwitt, and Jaffe, the amounts represent the grant date fair value of the service-based restricted stock and of the target number of shares of performance-based restricted stock. If the threshold number of shares of performance-based restricted stock were used instead, the total grant date fair value of the awards would be $9,098,969 for Mr. Miller, $8,079,695 for Mr. Beckwitt, and $7,094,994 for Mr. Jaffe. If the maximum number of shares of performance-based restricted stock were used instead, the total grant date fair value of the awards would be $18,197,939 for Mr. Miller, $16,159,390 for Mr. Beckwitt, and $14,189,989 for Mr. Jaffe. See the discussion “Compensation Discussion and Analysis—Equity-Based Compensation” for a description of the performance goals.

(7)

Ms. Bessette had the opportunity to earn a target award of up to 100% of base salary based on specified performance criteria, and to receive an additional cash bonus of up to 100% of the target award based on our achievement of outperformance goals. The amount paid to Ms. Bessette with regard to fiscal 2019 was $1,500,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

(8)

Mr. McCall had the opportunity to earn a target award of up to 150% of base salary based on specified performance criteria, and to receive an additional cash bonus of up to 50% of the target award based on our achievement of outperformance goals. The amount paid to Mr. McCall with regard to fiscal 2019 was $1,500,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

32  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Executive Compensation  Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the outstanding equity awards held by each named executive officer at our fiscal year ended November 30, 2019. Each grant of an equity award is shown separately for each named executive officer.

Name	Stock Award Grant Date	Number of shares or units of stock that have not vested (#)				Market value of shares or units of stock that have not vested ($)(1)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
		Stock Awards
		Class A		Class B(3)		Class A	Class B	Class A
Stuart Miller	6/27/2017	21,724	(4)	421	(4)	1,295,837	19,859	—	—
	2/14/2018	31,206	(5)	—		1,861,438	—	38,589	2,301,834
	6/25/2019	76,296	(6)	—		4,551,056	—	62,899	3,751,925
		129,226		421		7,708,331	19,859	101,488	6,053,759
Rick Beckwitt	6/27/2017	29,000	(4)	580	(4)	1,729,850	27,359	—	—
	2/14/2018	46,052	(5)	—		2,747,002	—	34,539	2,060,251
	6/25/2019	111,706	(6)	—		6,663,263	—	55,853	3,331,631
		186,758		580		11,140,115	27,359	90,392	5,391,882
Jonathan M. Jaffe	6/27/2017	8,319	(4)	166	(4)	496,228	7,830	—	—
	2/14/2018	20,422	(5)	—		1,218,172	—	30,379	1,812,107
	6/25/2019	49,457	(6)	—		2,950,110	—	49,046	2,925,594
		78,198		166		4,664,510	7,830	79,425	4,737,701
Diane Bessette	6/27/2017	5,667	(4)	114	(4)	338,037	5,377
	6/26/2018	12,918	(7)	—		770,559	—
	6/25/2019	31,107	(8)	—		1,855,533	—
		49,692		114		2,964,129	5,377
Jeff McCall	6/26/2018	9,688	(7)			577,889
	6/25/2019	25,922	(8)			1,546,247
		35,610				2,124,137

(1)	Based on stock prices of $59.65 and $47.17 for the Class A and Class B common stock, respectively, which were the closing prices of the stock on November 29, 2019.

(2)

These shares are subject to performance-based vesting conditions over a three-year performance period. The shares, which were granted at target to Mr. Miller, Mr. Beckwitt, and Mr. Jaffe, appear in the table based on achieving threshold performance goals.

(3)

On October 29, 2017, our Board declared a stock dividend of one share of Class B common stock for every 50 shares of Lennar’s outstanding Class A common stock or Class B common stock, payable on November 27, 2017. As a result, each of Mr. Miller, Mr. Beckwitt, Mr. Jaffe and Ms. Bessette received restricted Class B common stock as a dividend. Shares of Class B common stock issued as a dividend on restricted stock are subject to the same restrictions as the stock with regard to which the shares were issued.

(4)

The restricted stock will vest on July 2, 2020. Mr. Miller’s 21,724 shares of Class A common stock and 421 shares of Class B common stock do not include the 12,943 shares of Class A common stock and 273 shares of Class B common stock that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. Similarly, Mr. Jaffe’s 8,319 shares of Class A common stock and 166 shares of Class B common stock do not include the 8,181 shares of Class A common stock and 164 shares of Class B common stock that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—Equity-Based Compensation.”

(5)

The restricted stock will vest in two equal installments on February 14, 2020, and February 14, 2021. Mr. Miller’s and Mr. Jaffe’s 31,206 and 20,422 shares of Class A common stock, respectively, do not include the 20,246 and 20,083 shares of Class A common stock, respectively, that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—Equity-Based Compensation.”

(6)

The restricted stock will vest in three equal installments on February 14, 2020, February 14, 2021, and February 14, 2022. Mr. Miller’s and Mr. Jaffe’s 76,296 and 49,457 shares of Class A common stock, respectively, do not include the 49,502 and 48,635 shares of Class A common stock, respectively, that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—Equity-Based Compensation.”

(7)	The restricted stock will vest in two equal installments on July 2, 2020, and July 2, 2021.

(8)	The restricted stock will vest in three equal installments on July 2, 2020, July 2, 2021, and July 2, 2022.

LENNAR CORPORATION  2020 PROXY STATEMENT  |  33

Executive Compensation  Option Exercises and Stock Vested

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock appreciation rights and vesting of restricted Class A and Class B common stock and the value realized on such exercises and vesting on an aggregated basis during the fiscal year ended November 30, 2019, for each of the named executive officers.

	Option Awards			Stock Awards
Name	Number of Class A shares acquired on exercise (#)(1)	Number of Class B shares acquired on exercise (#)(1)	Value realized on exercise ($)(2)	Number of Class A Shares Vesting (#)(3)	Number of Class B Shares Vesting (#)(3)(4)	Value Realized on Vesting ($)(5)
Stuart Miller	—	—	—	95,059	822	4,639,165
Rick Beckwitt	—	—	—	81,026	1,160	3,971,868
Jonathan M. Jaffe	—	—	—	53,252	660	2,604,820
Diane Bessette	—	—	—	17,792	226	872,607
Jeff McCall	9,488	243	575,918	4,844	—	235,176

(1)

Mr. McCall exercised stock appreciation rights that were originally issued to him with respect to shares of CalAtlantic common stock while he was employed at CalAtlantic and were converted into stock appreciation rights to acquire shares of Lennar’s common stock when we acquired CalAtlantic in 2018. Of these amounts, 4,267 shares of Class A common stock and 132 shares of Class B common stock were withheld to cover tax withholding obligations.

(2)

The value realized on exercise is calculated by multiplying the number of shares received upon the exercise of the stock appreciation rights by the closing price of Class A common stock (Class A: $59.49) or Class B common stock (Class B: $47.23), as applicable, on October 4, 2019, the date of exercise.

(3)

Of these amounts, shares of Class A common stock were withheld to cover tax withholding obligations as follows: Mr. Miller, 37,609 shares; Mr. Beckwitt, 31,885 shares; Mr. Jaffe, 26,403 shares; Ms. Bessette, 7,002 shares; and Mr. McCall, 2,102 shares. Of these amounts, shares of Class B common stock were withheld to cover tax withholding obligations as follows: Mr. Miller, 273 shares; Mr. Beckwitt, 458 shares; Mr. Jaffe, 328 shares; and Ms. Bessette, 90 shares. With respect to Mr. Miller, Lennar withheld the shares when he became retirement-eligible under our 2016 Equity Plan, or if later, when they were granted to him. For a discussion of our 2016 Equity Plan’s retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—Equity-Based Compensation.”

(4)

On October 29, 2017, our Board declared a stock dividend of one share of Class B common stock for every 50 shares of Lennar’s outstanding Class A common stock or Class B common stock, payable on November 27, 2017. As a result, each of Mr. Miller, Mr. Beckwitt, Mr. Jaffe, and Ms. Bessette received restricted Class B common stock as a dividend. Class B common stock issued as a dividend on restricted stock is subject to the same restrictions as the stock with regard to which it is issued.

(5)

Calculated based on the closing prices of Class A common stock and Class B common stock on the applicable vesting dates: February 14, 2019 (Class A: $48.24) and July 2, 2019 (Class A: $48.55 and Class B: $38.96).

Potential Payments upon Termination after Change in Control

Our named executive officers do not have employment agreements. Consequently, the only potential payments and benefits they would receive upon a change in control would be the accelerated vesting of their restricted stock. Pursuant to the 2016 Equity Plan, unvested restricted stock will vest if there is a Change in Control (as defined in the 2016 Equity Plan) and, within twenty-four months after the Change in Control, (i) Lennar terminates the employment of the executive without Cause, or (ii) the executive terminates employment with Lennar for Good Reason (as such capitalized terms are defined below). The value of accelerated vesting if a hypothetical Change in Control and qualifying termination had occurred on November 30, 2019, is set forth in the table below:

Name	Value of Acceleration as of November 30, 2019 ($)(1)
Stuart Miller	19,835,708(2)(3)
Rick Beckwitt	21,951,239(3)
Jonathan M. Jaffe	14,147,684(2)(3)
Diane Bessette	2,969,505
Jeff McCall	2,124,137

(1)

The value of the accelerated restricted stock is calculated by adding (a) the product of the closing price of Lennar’s Class A common stock on November 29, 2019 ($59.65) and the number of shares of unvested Class A restricted stock as of November 30, 2019, and (b) the product of the closing price of Lennar’s Class B common stock on November 29, 2019 ($47.17) and the number of shares of unvested Class B restricted stock as of November 30, 2019.

(2)

With respect to Mr. Miller and Mr. Jaffe, the amount does not include the value of shares that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—Equity-Based Compensation.”

(3)

Includes 202,976, 180,784 and 158,849 shares of Class A common stock that were granted to Mr. Miller, Mr. Beckwitt, and Mr. Jaffe, respectively, at target and are subject to performance-based vesting conditions.

34  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Executive Compensation  CEO Pay Ratio

The definitions of “Change in Control,” “Cause” and “Good Reason” pursuant to the 2016 Equity Plan are below.

“Change in Control” means (i) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (as that term is defined for purposes of Section 13(d) of the Exchange Act), other than a transaction with a majority-owned subsidiary of ours or a transaction in which the common stock that is outstanding immediately before the transaction constitutes, or entitles the holders to receive, a majority of the shares of the purchaser that are outstanding immediately after the transaction; (ii) the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of Lennar; (iii) the acquisition by any person or group (other than one or more of the wife, or lineal descendants of the late Leonard Miller, or trusts or entities of which they own a majority of the beneficial interests) of beneficial ownership (determined as provided in the rules under Section 13 of the Exchange Act) of more than 50% in voting power of the outstanding common stock; or (iv) a majority of the members of the Board being persons who were not Directors on the effective date of the 2016 Equity Plan and whose election was not approved by a vote of at least a majority of the members of the Board of Directors who either were members of the Board on the effective date of the plan or whose election, or nomination for election, to the Board was approved by such a majority.

“Cause” means, unless otherwise provided in the participant’s award agreement, the participant’s: (i) engaging in willful or gross misconduct or willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of Lennar or its subsidiaries or its affiliates; (iii) commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving Lennar or its subsidiaries, or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) material breach of his or her employment agreement (if any) with Lennar or its subsidiaries or its affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately his or her assigned duties; (vii) commission of an illegal act detrimental to Lennar or its subsidiaries or its affiliates; (viii) repeated failure to devote substantially all of his or her business time and efforts to Lennar if required by the terms of an employment agreement; or (ix) violation of any Lennar rule or policy that states that violations may result in termination of employment. If at any time the participant is subject to an effective employment agreement with Lennar, then, in lieu of the foregoing definition, “Cause” will have the meaning with respect to that participant as may be specified in such employment agreement.

“Good Reason” means, with respect to a participant who is an employee of Lennar or one or more of its subsidiaries, (i) a reduction in the participant’s base salary (other than a reduction of not greater than 10% that applies to all executives of a comparable level); (ii) a reduction in the participant’s target cash annual incentive opportunity; (iii) a material reduction in the aggregate value of the participant’s benefits under applicable employee benefit plans, programs and policies; (iv) a material diminution in the participant’s reporting relationship, title or responsibilities; or (v) a requirement by Lennar or its subsidiary to which the participant does not consent that the participant move the principal place of business at or from which the participant works by more than 50 miles, if such relocation results in an increase in the participant’s daily commute by more than 10 miles each way.

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of Rick Beckwitt, our CEO, to that of our median associate.

To determine the median of the annual total compensation of all our associates (other than our CEO), we selected November 30, 2019, the last day of our fiscal year, as the determination date for identifying the median associate. Our associate population at November 30, 2019, was significantly different from our associate population at November 30, 2018, because between those two dates, in line with our strategy to focus on our core homebuilding and related finance businesses, we divested some of our non-core businesses.

For purposes of identifying the median compensation, we considered the W-2 wages of all full-time, part time, seasonal and temporary associates of Lennar Corporation and its consolidated subsidiaries during the twelve-month period ended November 30, 2019. We analyzed the W-2 wages of all associates, whether employed on a full-time, part-time, or temporary basis as of November 30, 2019. We annualized the wages of permanent full or part-time associates who started after the beginning of the fiscal year. Using this methodology, we determined that the associate who received the median total compensation (excluding our CEO) was a Customer Care Area Manager. That associate received total compensation of $102,830 for the year ended November 30, 2019, calculated in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, which includes base pay, cash bonus, and Lennar’s matching contribution to the associate’s 401(k) plan. This calculation is the same calculation used to determine total compensation for purposes of the 2019 Summary Compensation Table with respect to each of the named executive officers.

Mr. Beckwitt’s annual total compensation as reported in the 2019 Summary Compensation Table was $18,279,581. Accordingly, for 2019, the ratio of Mr. Beckwitt’s compensation to the compensation of the median associate was 178 to 1.

Because of the complexity of determining the median of the annual compensation of all our associates, the pay ratio disclosure presented above is an estimate, but we believe that estimate is reasonable. Because the SEC rules for identifying the median associate and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates, and assumptions, the pay ratio we disclose may not be comparable to the pay ratios reported by some other companies.

LENNAR CORPORATION  2020 PROXY STATEMENT  |  35

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“D&T”) to continue to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2020, and the Board has directed that management submit this appointment for ratification by the stockholders at the Annual Meeting. D&T has been Lennar’s independent public accounting firm since 1994.

Neither Lennar’s By-Laws nor any other governing documents or law require stockholder ratification of the selection of Lennar’s independent registered public accounting firm. However, the Board believes that seeking stockholder ratification of this appointment is good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain D&T. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Lennar and its stockholders.

We expect a representative of D&T to attend the Annual Meeting. The representative will have an opportunity to make a statement and also will be available to respond to appropriate questions.

Fees Paid to D&T

The fees billed by D&T, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for various types of professional services and related expenses during the years ended November 30, 2019, and 2018, were as follows:

	Years ended November 30,
Services Provided	2019	2018
Audit Fees(1)	$3,218,000	$4,458,000
Audit-Related Fees(2)(3)	78,000	149,000
Tax Fees(4)	520,000	630,000
Total(3)	$3,816,000	$5,237,000

(1)	These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K), and (ii) reviews of our quarterly financial statements (Forms 10-Q).

(2)

These professional services included fees associated with (i) assistance in understanding and applying financial accounting and reporting standards, (ii) accounting assistance with regard to proposed transactions, and (iii) consents to the registration statements we filed with the SEC.

(3)	The fees decreased in fiscal 2019 as compared to the prior year primarily because the prior year included professional services related to the CalAtlantic transaction.

(4)	These professional services include fees associated with tax planning, tax compliance services, and tax return preparation.

Pre-Approval Policies and Procedures for Audit and Permitted

Non-Audit Services

The Audit Committee has established policies and procedures requiring that it pre-approve all audit and non-audit services to be provided to Lennar by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves all services obtained from our independent auditor by category of service, including a review of specific services to be performed and the potential impact of such services on auditor independence. To facilitate the process, the policy delegates authority to one or more of the Audit Committee’s members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by D&T during fiscal year 2019.

36  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Management has the primary responsibility for producing Lennar’s financial statements and for implementing the financial reporting process, including Lennar’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Lennar’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include assisting the Board of Directors in its oversight of Lennar’s financial statements. In fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements for the year ended November 30, 2019, with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

During the course of fiscal 2019, management undertook the testing and evaluation of Lennar’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates from management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in Lennar’s Annual Report on Form 10-K for the fiscal year ended November 30, 2019, that has been filed with the SEC, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to that firm’s audits of: (i) the consolidated financial statements and schedules thereto, and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Lennar’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2020.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No.16, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the fact that Deloitte provides audit-related and other non-audit services to Lennar is compatible with maintaining that firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of Lennar’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and management that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended November 30, 2019, that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and management that the audited financial statements be so included, the Audit Committee was not opining on the accuracy, completeness, or presentation of the information contained in the audited financial statements.

The Audit Committee

Sherrill W. Hudson, Chairperson

Irving Bolotin

Steven L. Gerard

Tig Gilliam

Armando Olivera

LENNAR CORPORATION  2020 PROXY STATEMENT  |  37

Security Ownership of Officers and Directors

The following table shows beneficial ownership information as of February 10, 2020, for (1) each of our current directors, (2) each of our “named executive officers” who are listed in the Summary Compensation Table, and (3) all of our current directors and executive officers as a group. As of February 10, 2020, we had 274,899,670 shares of Class A common stock and 37,677,367 shares of Class B common stock outstanding.

	Class A Common Stock		Class B Common Stock
Name	Number of Shares Beneficially Owned(1)	Percent Of Class	Number of Shares Beneficially Owned(2)	Percent Of Class
Rick Beckwitt	1,456,628	*	22,077	*
Diane Bessette	260,723	*	7,137	*
Irving Bolotin	31,364	*	3,993	*
Steven L. Gerard	42,702	*	1,584	*
Tig Gilliam	26,030	*	432	*
Sherrill W. Hudson	31,500	*	5,650	*
Jonathan M. Jaffe	547,419	*	48,497	*
Sidney Lapidus	134,159	*	43,347	*
Jeff McCall	172,733	*	2,883	*
Teri McClure	18,250	*	275	*
Stuart Miller(3)	1,766,668	*	21,865,084	58.0%
Armando Olivera	11,117	*	142	*
Jeffrey Sonnenfeld	33,977	*	591	*
Scott Stowell	139,601	*	8,592	*
All current directors and executive officers as a group (16 persons)(4)	4,864,743	1.8%	22,017,407	58.4%

*	Less than 1% of outstanding shares.

The address of each person named in this table is c/o Lennar Corporation, 700 NW 107th Avenue, Miami, Florida 33172. To the best of our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them.

(1)

Includes shares held through a trust or an ESOP, as follows: Mr. Beckwitt, 17,382 shares held in family trusts; Mr. Jaffe, 134,166 shares held in a family trust, 2,615 shares held in an ESOP, and 173,591 shares held by the Jaffe Family Foundation; Mr. Lapidus, 50,000 shares held in a GRAT; Mr. McCall, 79,188 shares held in a family limited liability company; and Mr. Miller, 19,003 shares held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Jaffe, 115,160 shares; and Mr. Miller, 1,083,093 shares.

(2)

Includes shares held through a trust or an ESOP, as follows: Mr. Beckwitt, 347 shares held in family trusts; Mr. Jaffe, 46,139 shares held in a family trust, 326 shares held in an ESOP, and 1,866 shares held by the Jaffe Family Foundation; Mr. McCall, 1,582 shares held in a family limited liability company; and Mr. Miller, 2,368 held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Jaffe, 46,139 shares; and Mr. Miller, 120,901 shares.

(3)

Mr. Miller has shared voting and investment power with respect to 332,370 shares of Class A common stock reflected in the table, of which 36,850 are held in a family trust, and 295,520 are held in charitable family foundations. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and his sister also directly own minor limited partnership interests in the two partnerships) that together own 21,628,400 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships, and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 112,993 of the shares of Class B common stock reflected in this table.

(4)	Includes 191,872 shares of Class A common stock and 7,123 shares of Class B common stock held by two executive officers who are not NEOs.

38  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Security Ownership  Security Ownership of Principal Stockholders

Each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to ten votes. As of February 10, 2020, Mr. Miller had the power to cast 220,417,508 votes (which is 33.8% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock), and all of our directors and executive officers as a group had the power to cast 225,038,823 votes (which is 34.5% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock).

Security Ownership of Principal Stockholders

The following table shows stock ownership information as of February 10, 2020, with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Title of Class	Amount and Nature of Beneficial Ownership		Percent Of Class(1)
Stuart Miller 700 Northwest 107th Avenue Miami, FL 33172	Class B Common Stock	21,865,084	(2)	58.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A Common Stock	31,056,480	(3)	11.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Class A Common Stock	24,456,712	(4)	8.9%

(1)	Percent of Class is determined based on the total issued and outstanding shares of the applicable class on February 10, 2020.

(2)

Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and his sister also directly own minor limited partnership interests in the two partnerships) that together own 21,628,400 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships, and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 112,993 of the shares of Class B common stock reflected in this table.

(3)

Based on Amendment No. 7 to the stockholder’s Schedule 13G filed on February 12, 2020. The stockholder has sole voting power with respect to 422,947 shares, sole dispositive power with respect to 30,579,829 shares, shared voting power with respect to 78,700 shares, and shared dispositive power with respect to 476,651 shares.

(4)

Based on Amendment No. 11 to the stockholder’s Schedule 13G filed on February 5, 2020. The stockholder has sole voting power with respect to 21,789,224 shares and sole dispositive power with respect to 24,456,712 shares.

LENNAR CORPORATION  2020 PROXY STATEMENT  |  39

Why did I receive this proxy statement?

You are receiving this proxy statement because you beneficially own shares of Lennar Class A or Class B common stock (or both) that entitle you to vote at the 2020 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies to ensure that all of our stockholders can vote at the meeting, even if they cannot attend in person.

Who can attend the Annual Meeting?

Only stockholders and our invited guests can attend the Annual Meeting. If you attend the meeting, please bring a form of government-issued personal identification. If a broker or other nominee holds your shares and you plan to attend the meeting, you should also bring a recent brokerage statement showing your ownership of the shares as of February 10, 2020, the record date, or a letter from the nominee confirming your ownership.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting, or even to vote at the meeting. If you vote in advance and then attend the meeting, you do not need to vote again at the meeting unless you want to change your vote with regard to a matter.

How many votes may I cast?

For each matter presented at the meeting, you are entitled to one vote for each share of our Class A common stock, and ten votes for each share of our Class B common stock, that you owned at the close of business on February 10, 2020, the record date. On the record date, 274,899,670 shares of our Class A common stock and 37,677,367 shares of our Class B common stock were outstanding and are entitled to be voted at the meeting. Holders of our Class A common stock and Class B common stock have different voting rights, but vote together as a single class.

What constitutes a quorum for the Annual Meeting?

We must have a quorum of stockholders present to conduct business at the Annual Meeting. Under our By-laws, a majority in voting power, and not less than one-third in number, of the shares of Class A common stock and Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum. All shares represented by proxy, even if marked as abstentions, will be included in the calculation of the number of shares considered to be present for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Am I a stockholder of record or a beneficial owner?

If your shares are registered directly in your name with Lennar’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

If your shares are held by a brokerage firm, bank, trustee or other agent (known as a “nominee”), you are considered the “beneficial owner” of these shares even though you are not the stockholder of record. As the beneficial owner, you have the right to direct how your shares will be voted. Your nominee will give you instructions for voting by telephone or online or, if you specifically request a copy of printed proxy materials, you may use a proxy card or instruction card provided by your nominee.

40  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Other Matters

How do I vote?

If you are a stockholder of record, you may vote:

•	online;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth in the Notice Regarding the Availability of Proxy Materials (“Notice of Proxy Materials”), which also contains instructions on how to access our proxy statement and annual report online.

If you are a beneficial owner, you must follow your nominee’s voting procedures. If you want to vote in person, you must obtain a legal proxy from your nominee, bring it to the meeting, and submit it with your vote.

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan, who will vote your shares as you instruct. If the trustee does not receive your instructions by the prescribed date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as it votes the shares in our 401(k) plan for which voting instructions are received.

What proposals will be presented and what is the required vote?

At the Annual Meeting you will be asked to vote on three proposals. Your options, and the voting requirements, are set forth below. The Board recommends you vote FOR each nominee in Proposal 1, FOR our executive compensation in Proposal 2, and FOR ratification of our selection of independent auditors.

Proposal	Voting options	Vote required to adopt the proposal	Effect of abstentions	Can brokers vote without instructions?	Effect of “broker non-votes”*

1. To elect twelve directors to serve until the 2021 Annual Meeting of Stockholders.	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No	No effect

2. To approve, on an advisory basis, the compensation of our named executive officers.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	No	No effect

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2020.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	Yes	Not applicable

*	See “What if I am a beneficial owner and I do not give my nominee voting instructions?”

We will also consider any other business that may come before the meeting in a manner that is proper under Delaware law and our By-Laws.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any matter that will be presented for action at the Annual Meeting. If any additional matters are presented and you have granted a proxy, the individuals named as proxy holders—Stuart Miller, Diane Bessette, and Mark Sustana, or any of them—will be able to vote your shares in their discretion on those additional matters.

What if I sign and return my proxy without making any selections?

If you sign and return your proxy without making any selections, your shares will be voted “FOR” all of the director nominees, and “FOR” proposals 2 and 3.

LENNAR CORPORATION  2020 PROXY STATEMENT  |  41

Other Matters

What if I am a beneficial owner and I do not give my nominee voting instructions?

If you are a beneficial owner, your nominee has only limited discretionary authority to vote without your instructions. For Lennar’s forthcoming annual meeting, your nominee would only be able to vote your shares with respect to Proposal 3, the ratification of auditors, using its own discretion. A “broker non-vote” occurs when a nominee does not vote a beneficial owner’s shares on a particular item because the nominee does not have discretionary voting authority for that item and did not receive voting instructions. Broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum, but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

What if I abstain on a proposal?

If you sign and return your proxy or voting instruction marked “abstain” with regard to any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Can I change my vote after I have delivered my proxy?

You may revoke your proxy at any time before the shares are voted. If you are a record owner, you will automatically revoke your proxy if you vote in person at the Annual Meeting. You also may revoke your proxy by delivering a later-dated proxy. If you are a beneficial owner, you must contact your nominee to change your vote or obtain a proxy to vote your shares in person at the meeting.

Why didn’t I receive a printed proxy statement?

We have elected to furnish proxy materials to most of our stockholders online. We believe using electronic delivery rather than printing and mailing full sets of proxy materials will expedite your receipt of these materials while lowering costs and reducing the environmental impact of the Annual Meeting. We mailed the Notice of Proxy Materials containing instructions on how to access our proxy statement and annual report online on or about February 26, 2020. If you would like to receive printed copies of the proxy materials, the Notice of Proxy Materials explains how to do so.

If you want a printed copy of our fiscal 2019 Form 10-K as filed with the SEC, including the financial statements and schedules included in it, we are happy to provide one. Please send your request to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations. In addition, that report is available, free of charge, through the Investor Relations—Financials section of our website at www.lennar.com.

I live with other Lennar stockholders. Why did we only receive one Notice Regarding the Availability of Proxy Materials?

We have adopted a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Proxy Materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of future Notices of Proxy Materials for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 505000 Louisville, KY 40233-5000, or by telephone: in the U.S., (800) 733-5001; outside the U.S., (781) 575-2879).

If you and other stockholders in your home wish to receive separate copies of the Notice of Proxy Materials, either for the 2020 Annual Meeting or in the future, please contact Computershare as indicated above.

Beneficial stockholders can request information about householding from their nominees.

42  |  LENNAR CORPORATION  2020 PROXY STATEMENT

Other Matters

Where can I find the voting results of the Annual Meeting?

We will announce the results with respect to each proposal voted upon at the Annual Meeting, and publish final detailed voting results in a Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Who should I call with questions?

If you have questions about this proxy statement or the Annual Meeting or would like additional copies of this proxy statement or our annual report, please contact: Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations, Telephone: (305) 485-2038.

What if I want to present a proposal or nominate a candidate for the Board of Directors for the 2021 Annual Meeting?

Stockholder proposals should be sent to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. If you want your proposal considered for inclusion in Lennar’s proxy statement for the 2021 Annual Meeting of Stockholders, we must receive it by October 29, 2020.

Pursuant to our By-Laws, Lennar must receive advance notice of any stockholder proposal, including the nomination of any stockholder candidates for the Board, to be submitted at the 2021 Annual Meeting of Stockholders that is not presented for inclusion in our proxy statement. We must receive such notice between December 8, 2020, and January 7, 2021. Our By-Laws and our NCG Committee charter set forth the information that is required in a written notice of a stockholder proposal.

Where can I find a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay all expenses relating to this proxy solicitation. Our officers, directors, and associates may solicit proxies by telephone or personal interview without extra compensation for that activity. We will reimburse banks, brokers, and other nominees for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining proxies from those owners.

LENNAR CORPORATION  2020 PROXY STATEMENT  |  43

# Lennar builds new homes in 21 states in more than 76 popular real estate markets across the nation.

## Everywhere we build:

### Arizona
Phoenix
Tucson

### California
Bakersfield
Fresno / Central Valley
Inland Empire
Los Angeles
Orange County
Palm Springs / Coachella
Sacramento
San Diego
San Francisco / Bay Area
Valencia
Ventura

### Colorado
Denver

### Delaware
New Castle County
Sussex County

### Florida
Clermont
Ft. Lauderdale
Jacksonville / St. Augustine
Melbourne/Viera
Miami
Naples / Ft. Myers
Orlando
Palm Beach
Perdido Key
Sarasota / Manatee
Tampa
Treasure Coast
Winter Haven

### Georgia
Atlanta

### Illinois
Chicago

### Indiana
Indianapolis
Northwest Indiana

### Maryland
Anne Arundel County
Baltimore County
Carroll County
St. Mary's County
Worcester County
Charles County
Frederick County
Harford County
Howard County
Montgomery County
Prince George's County

### Minnesota
Minneapolis / St. Paul

### Nevada
Las Vegas
Reno

### New Jersey
Barnegat Township
Branchburg Township
Eastampton Township
Lawrence
Manchester Township
Morris Township
Tinton Falls Township
Monroe Township
Rockaway Township
Weehawken

### North Carolina
Charlotte
Raleigh

### Oregon
Portland

### Pennsylvania
Bucks County
Chester County
Montgomery County

### South Carolina
Charleston
Charlotte
Myrtle Beach

### Tennessee
Nashville

### Texas
Austin
Dallas / Ft. Worth
Houston
San Antonio

### Utah
Salt Lake City

### Virginia
VA / DC Metro
Williamsburg

### Washington
Seattle
Vancouver

LENNAR CORPORATION ATTN: LEGAL DEPARTMENT 700 N.W. 107TH AVENUE MIAMI, FL 33172	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E89459-P32434	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — —— — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENNAR CORPORATION
The Board of Directors recommends you vote FOR each of the following:
1.	Election of Directors
	Elect twelve directors to serve until the 2021 Annual Meeting of Stockholders.		For	Against	Abstain

	1a.	Rick Beckwitt	☐	☐	☐

	1b.	Irving Bolotin	☐	☐	☐

	1c.	Steven L. Gerard	☐	☐	☐

	1d.	Tig Gilliam	☐	☐	☐

	1e.	Sherrill W. Hudson	☐	☐	☐

	1f.	Jonathan M. Jaffe	☐	☐	☐

	1g.	Sidney Lapidus	☐	☐	☐

	1h.	Teri P. McClure	☐	☐	☐

	1i.	Stuart Miller	☐	☐	☐

	1j.	Armando Olivera	☐	☐	☐

	1k.	Jeffrey Sonnenfeld	☐	☐	☐

	1l.	Scott Stowell	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

2.	Approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2020.	☐	☐	☐

NOTE: Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

For address change/comments, mark here (see reverse for instructions).				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign your name exactly as it appears above. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — —

E89460-P32434

LENNAR CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF LENNAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS ON APRIL 7, 2020

The undersigned appoint(s) Stuart Miller, Diane Bessette and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN-B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Tuesday, April 7, 2020 at 700 Northwest 107th Avenue, Miami, Florida 33172, and any adjournment or postponement of that meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTOR NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE